Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Liberty Interactive Corporation,

Liberty Horizon, Inc.,

and

HSN, Inc.

Dated as of July 5, 2017

TABLE OF CONTENTS

i

Section 8.10	Severability	91
Section 8.11	Failure or Delay Not Waiver; Remedies Cumulative	91
Section 8.12	Specific Performance	91
Section 8.13	Waiver of Jury Trial	92
Section 8.14	Consent to Jurisdiction	92
Section 8.15	Incorporation of Exhibits	92
Section 8.16	No Joint Venture	92

EXHIBITS AND SCHEDULES

Exhibit A - Amendment to Company Rights Plan

Exhibit B - Form of Surviving Corporation Certificate of Incorporation

Exhibit C - Form of Surviving Corporation Bylaws

Exhibit D - Form of Company Tax Representation Letter

Exhibit E - Form of Parent Tax Representation Letter

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 5, 2017 by and among Liberty Interactive Corporation, a Delaware corporation (“Parent”), Liberty Horizon, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and HSN, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, on the date hereof, Parent beneficially owns 20,016,167 shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”, and such shares of Company Common Stock owned by Parent, the “Parent Shares”), representing approximately 38.2% of the shares of Company Common Stock issued and outstanding on June 29, 2017;

WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Boards of Directors of Parent and the Company (acting, in the case of the Board of Directors of the Company, upon the unanimous recommendation of a special committee thereof consisting only of independent and disinterested directors (the “Special Committee”)) each have determined that the Merger is advisable and in the best interests of their respective companies and stockholders, and accordingly have agreed to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, the Company is entering into an amendment, in the form attached hereto as Exhibit A, to the Rights Agreement, dated as of December 23, 2008, by and between the Company and The Bank of New York Mellon, as rights agent (the “Company Rights Plan”, and such amendment thereto, the “Company Rights Plan Amendment”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.

“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that, except as otherwise specified in this Agreement, (i) none of the Specified Persons or Permitted Holders will be treated as an Affiliate of Parent or any of its Subsidiaries or any of their respective Affiliates for any purpose hereunder and (ii) at any time prior to the Closing, Parent will not be treated as an Affiliate of the Company or any of its Subsidiaries or any of their respective Affiliates for any purpose hereunder and vice versa.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Company Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any Person owning ten percent (10%) or more of the aggregate outstanding voting securities of the Company, (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of the Company, of assets or properties that constitute ten percent (10%) or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of ten percent (10%) or more of the aggregate outstanding equity securities or voting power of the Company, or (d) any other transaction having a similar effect to those described in any of clauses (a), (b) or (c), in each case, other than the transactions contemplated hereby.

“Alternative Company Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Parent or an Affiliate of Parent), relating to an Alternative Company Transaction.

“Amended Company Notice Period” has the meaning set forth in Section 5.2(e).

“Attribution Change” has the meaning set forth in Section 5.1(b)(v).

“Book Entry Shares” means shares of Company Common Stock other than Parent Shares that are in non-certificated book-entry form.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by Law or executive order to be closed.

“Certificate” means a certificate that immediately prior to the Effective Time represented shares of Company Common Stock other than Parent Shares.

“Certificate of Merger” means a certificate of merger, in such appropriate form as is determined by the parties and in accordance with the DGCL.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” has the meaning set forth in the Recitals.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations, and published policies adopted by the FCC pursuant thereto.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.2(d).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.2(d).

“Company Bylaws” means the Amended and Restated By-laws of the Company, dated as of February 13, 2014.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on August 19, 2008, as amended.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employee” means an employee of the Company or any of its Subsidiaries.

“Company Equity Awards” means the Company Options, the Company SARs, the Company RSUs and the Company PSUs. For clarity, the Adjusted Awards (as defined in the HSN, Inc. Second Amended and Restated 2008 Stock and Annual Incentive Plan) shall constitute Company Equity Awards for all purposes under this Agreement.

“Company Financial Statements” has the meaning set forth in Section 3.6(b).

“Company Intellectual Property” means the Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries.

“Company Intervening Event” means any event, occurrence, fact, condition, change, development or effect that (i) was not known or reasonably foreseeable (or the material consequences of which (or the magnitude of which) were not known or reasonably foreseeable) to the Board of Directors of the Company as of the date of this Agreement and did not result from a breach of this Agreement by the Company, and (ii) does not relate to or involve an Alternative Company Transaction; provided, however, that (A) any change in the price or trading volume of Company Common Stock or Parent QVC Common Stock or (B) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case, shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred (provided that for each of the changes or events described in clauses (A) and (B), the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to either such change or event may, to the extent satisfying the portion of this definition preceding this proviso, be taken into account in determining whether a Company Intervening Event has occurred).

“Company Leased Property” has the definition set forth in Section 3.11(b).

“Company Material Adverse Effect” means a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) general economic, political, regulatory, legal or tax conditions, including financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets), (b) geopolitical conditions or changes therein (including any changes arising out of acts of terrorism or war, sabotage, cyber attacks, weather conditions or other force majeure events), (c) financial or security market fluctuations or conditions, (d) changes in, or events affecting, the industries in which the Company or any of its Subsidiaries operate, (e) any effect arising out of a change or proposed change in GAAP or applicable Law or any authoritative interpretation thereof, (f) (1) the execution of this Agreement or the announcement, pendency or consummation of the transactions contemplated by this Agreement, including the Merger, (2) any actions taken by the Company that are required or expressly contemplated by this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations or other confirmations under Law, (3) any actions taken by the Company with the express written consent of Parent that are otherwise expressly prohibited by this Agreement, or (4) any actions omitted to be taken by the Company that are expressly prohibited by this Agreement, if the Company has requested the consent of Parent to take such action and Parent unreasonably withholds its consent thereto (provided that, for purposes of Sections 3.5(a) and 3.5(b), events, occurrences, facts, conditions, changes, developments or effects described in subclauses (1) through (4) of this clause (f) may, to the extent not otherwise excluded by any other clause of this definition, be taken into account in determining whether a Company Material Adverse Effect has occurred), (g) any changes in the price or trading volume of the Company Common Stock (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such change may, to the extent not otherwise excluded by any other clause of this definition, be taken into account in determining whether a Company Material Adverse Effect has occurred, (h)

any revocation or modification by the FCC of any low-power television broadcast or satellite earth station license of the Company, except to the extent attributable to the Company’s failure to operate in compliance with the terms of the Company’s FCC licenses and the Communications Act, (i) any Action arising out of, resulting from or related to the transactions contemplated by this Agreement or (j) any failure by the Company or any of its Subsidiaries to meet published or unpublished revenue or earning budgets, forecasts or projections (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); provided, that in the cases of clauses (a) through (e), any such event, occurrence, fact, condition, change, development or effect shall not be excluded from the determination of whether there has been a Company Material Adverse Effect to the extent it disproportionately affects the Company and its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate, or (B) prevents or impairs or delays the ability of the Company to perform its obligations under this Agreement, or to consummate the transactions contemplated hereby, on or prior to the Outside Date, or would reasonably be expected to do so.

“Company Material Contract” has the meaning set forth in Section 3.14(a).

“Company Notice Period” has the meaning set forth in Section 5.2(e).

“Company Option” has the meaning set forth in Section 2.8(a).

“Company Owned Property” has the meaning set forth in Section 3.11(a).

“Company Plan” means any material employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of ERISA and each stock grant, stock purchase, stock option, restricted stock, other equity or equity-related, severance, change-in-control, retention, fringe benefit, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, established, maintained, sponsored, entered into or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its ERISA Affiliates, or to which the Company or any of its ERISA Affiliates is a party, whether written or unwritten, insured or self-insured, for the benefit of any present or former employee, officer, consultant or director of the Company or any of its Subsidiaries (including their dependents or beneficiaries) or with respect to which the Company or any of its ERISA Affiliates has any liability (contingent or otherwise).

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company PSU” has the meaning set forth in Section 2.8(d).

“Company Real Property” has the meaning set forth in Section 3.11(b).

“Company Recourse Related Party” has the meaning set forth in Section 7.3(d).

“Company Rights” means the Rights as such term is defined in the Company Rights Plan.

“Company Rights Plan” has the meaning set forth in the Recitals.

“Company Rights Plan Amendment” has the meaning set forth in the Recitals.

“Company RSU” has the meaning set forth in Section 2.8(c).

“Company SAR” has the meaning set forth in Section 2.8(b).

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Series A Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Stockholder” means any holder of Company Common Stock.

“Company Stockholder Approval” has the meaning set forth in Section 3.4(a).

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.3(a)(iv).

“Company Tax Representation Letter” means a tax representation letter in the form of Exhibit D to this Agreement to be executed by the Company in connection with a request pursuant to Section 5.12.

“Company Termination Fee” has the meaning set forth in Section 7.3(a)(i).

“Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Confidentiality Agreement” means the Confidentiality Agreement, dated June 5, 2017, by and between Parent and the Company.

“Continuing Employee” has the meaning set forth in Section 5.11(a).

“Contract” means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Copyrights” means registered and unregistered copyrights and similar rights in protectable material, including rights to use and all renewals and extensions thereof and registrations of the foregoing and applications therefor, and equivalents of the foregoing.

“Credit Agreement” means that certain Credit Agreement, dated as of January 27, 2015, among the Company, as the borrower, the lenders from time to time party thereto and Bank of America, N.A., as the administrative agent and the collateral agent, as amended by Amendment No. 1 to Credit Agreement, dated as of May 29, 2015.

“Credit Agreement Consent and Amendment” has the meaning set forth in Section 5.16(a).

“Credit Agreement Termination” has the meaning set forth in Section 5.16(b)(i).

“Delaware Courts” has the meaning set forth in Section 8.14.

“DGCL” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities laws).

“Environmental Claim” means any letter, citation, report, investigation, pleading or other Action or written demand alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or currently or formerly used by them for storage, treatment or disposal of Hazardous Materials or (b) any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Law or Governmental Permit relating to pollution or protection of human health or safety or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Equity Award Exchange Ratio” means 1.65.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“ESPP” has the meaning set forth in Section 2.8(g).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.7(a).

“Exchange Fund” has the meaning set forth in Section 2.7(a).

“Excluded Shares” means the shares of Company Common Stock which are to be converted pursuant to Section 2.6(b)(ii) or which are to be cancelled pursuant to Section 2.6(a).

“FCC” means the Federal Communications Commission, any bureau or division thereof acting on delegated authority, or any successor agency.

“Final Order” means action by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority) (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (b) with respect to which no appeal, request for stay, or petition for rehearing, reconsideration or review by any court or administrative agency or by the FCC is pending, and (c) as to which the time for filing any such appeal, request, petition, or similar document for rehearing, reconsideration or review has expired (or if any such appeal, request, petition or similar document has been filed, the FCC action has been upheld in a proceeding pursuant thereto and no additional rehearing, review or reconsideration may be sought).

“Financial Institution” means a bank of internationally recognized standing that acts as a lender, secured party or other counterparty in Financing Transactions without the purpose of influencing or controlling the management or policies of Parent.

“Financing Counterparty” means any Financial Institution acting as lender, secured party or other counterparty in connection with a Financing Transaction.

“Financing Fees” has the meaning set forth in Section 5.16(f).

“Financing Transaction” means any bona fide loan, borrowing or other transaction used to finance, or refinance, the acquisition or holding by Parent of any Subject Securities that (i) could not result in Parent ceasing to have the power to vote or direct the voting of any Subject Securities (other than in connection with a default or the exercise of remedies by a Financing Counterparty) and (ii) does not have the effect of hedging Parent’s exposure to changes in the market price of the Subject Securities (provided that, for the avoidance of doubt, a margin loan shall not be considered to have a hedging effect for this purpose).

“GAAP” means United States generally accepted accounting principles.

“GCI Reorganization Agreement” means the Reorganization Agreement, dated as of April 4, 2017, by and among Parent, Liberty Interactive LLC and General Communication, Inc. (as the same may be amended from time to time in accordance with Section 5.1(b)(vi)).

“Governmental Authority” means any national, supranational, federal, state, provincial, county, local or municipal government or any court or tribunal, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign.

“Governmental Permit” means with respect to the Company or any of its Subsidiaries, any consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of such entity’s business or the holding of any of its material assets or properties.

“Hazardous Materials” means all substances defined as Hazardous Materials, Oils, Pollutants or Contaminants (including any constituent, raw material, product or by-products thereof) in the National Oil and Hazardous Materials Pollution Contingency Plan, 40 C.F.R. §300.5 or defined as such by, or regulated as such under, any Environmental Law, including asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or hazardous solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“Holdings” means Liberty USA Holdings, LLC, a Delaware limited liability company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Plans” means (i) the HSN, Inc. Second Amended and Restated 2008 Stock and Annual Incentive Plan and (ii) the HSN, Inc. 2017 Omnibus Incentive Plan.

“Indebtedness” means, as to a Person (which term shall include any of its Subsidiaries for purposes of this definition of Indebtedness), without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness for borrowed money and (B) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (ii) obligations or liabilities of such Person under or in connection with letters of credit or bankers’ acceptances or similar items; provided, however, that undrawn amounts shall not be treated as outstanding Indebtedness until drawn, (iii) that portion of obligations with respect to capital leases that is properly classified as a long term liability on a balance sheet in conformity with GAAP, (iv) all obligations of such Person under interest rate or currency swap transactions, (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its Subsidiaries).

“Indemnified Person” has the meaning set forth in Section 5.7(a).

“Intellectual Property” means any and all of the following, and rights in, arising out of, or associated therewith, whether domestic or international, including applications or other filings therefor: (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets, (e) computer programs, computer models, data, tools, algorithms, processes, methodologies, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable, (f) Software (including data, databases and documentation therefor), (g) moral rights, rights of attribution, rights of privacy, publicity and all other intellectual property, proprietary and intangible rights, and (h) all other intellectual property or proprietary rights.

“IT Systems” has the meaning set forth in Section 3.13(i).

“Key Employee” means (i) a Company Employee with the title of Senior Vice President or above or (ii) an on-air talent.

“Knowledge of the Company” means the actual knowledge, after due inquiry, of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.

“Law” means all foreign, federal, state, provincial, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or Order and those arising under any Contract.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.6(b)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“NASDAQ” means The Nasdaq Stock Market LLC.

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Other Interests” has the meaning set forth in Section 3.3(c).

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Bylaws” means the Amended and Restated Bylaws of Parent, effective as of August 4, 2015.

“Parent Charter” means the Restated Certificate of Incorporation of Parent, as amended pursuant to the Certificate of Amendment to the Restated Certificate of Incorporation of Parent, each as filed with the Secretary of State of the State of Delaware on June 4, 2015.

“Parent Common Stock” has the meaning set forth in Section 4.2(a).

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement.

“Parent Equity Awards” means the Parent Options, the Parent SARs, the Parent RSUs and the Parent PSUs.

“Parent Financial Statements” has the meaning set forth in Section 4.6(b).

“Parent Material Adverse Effect” means a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of the QVC Group, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) general economic, political, regulatory, legal or tax conditions, including financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets), (b) geopolitical conditions or changes therein (including any changes arising out of acts of terrorism or war, sabotage, cyber attacks, weather conditions or other force majeure events), (c) financial or security market fluctuations or conditions, (d) changes in, or events affecting, the industries in which the Subsidiaries or any businesses attributed to the QVC Group operate, (e) any effect arising out of a change or proposed change in GAAP or applicable Law or any authoritative interpretation thereof, (f) (1) the execution of this Agreement or the announcement, pendency or consummation of the transactions contemplated by this Agreement, including the Merger, (2) any actions taken by Parent that are required or expressly contemplated by this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations or other confirmations under Law, (3) any actions taken by Parent with the express written consent of the Company that are otherwise expressly prohibited by this Agreement, or (4) any actions omitted to be taken by Parent that are expressly prohibited by this Agreement, if Parent has requested the consent of the Company to take such action and the Company unreasonably withholds its consent thereto (provided that, for purposes of Sections 4.4(a) and 4.4(b), events, occurrences, facts, conditions, changes, developments or effects described in subclauses (1) through (4) of this clause (f) may, to the extent not otherwise excluded by any other clause of this definition, be taken into account in determining whether a Parent Material Adverse Effect has occurred), (g) any changes in the price or trading volume of the Parent QVC Common Stock (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such change may, to the extent not otherwise excluded by any other clause of this definition, be taken into account in determining whether a Parent Material Adverse Effect has occurred) or (h) any event or occurrence required or contemplated by, or necessary to consummate the transactions contemplated by, the GCI Reorganization Agreement; provided, that in the cases of clauses (a) through (e), any such event, occurrence, fact, condition, change, development or effect shall not be excluded from the determination of whether there has been a Parent Material Adverse Effect to the extent it disproportionately affects the QVC Group Subsidiaries relative to other participants in the industries in which the QVC Group Subsidiaries operate, or (B) prevents or impairs or delays the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on or prior to the Outside Date, or would reasonably be expected to do so.

“Parent Material Contract” has the meaning set forth in Section 4.13.

“Parent Offer” has the meaning set forth in Section 5.2(e).

“Parent Option” has the meaning set forth in Section 2.8(a).

“Parent Plan” means any material written compensatory or benefit plan or agreement, in each case that is sponsored or maintained by Parent or any of its Subsidiaries for the benefit of any employee or director of Parent or any of its Subsidiaries, other than any such plan or agreement that is (i) statutorily mandated or (ii) implemented, administered or operated by any Governmental Authority.

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent PSU” has the meaning set forth in Section 2.8(d).

“Parent QVC Common Stock” has the meaning set forth in Section 4.2(a).

“Parent QVCA Common Stock” has the meaning set forth in Section 4.2(a).

“Parent QVCB Common Stock” has the meaning set forth in Section 4.2(a).

“Parent QVCK Common Stock” has the meaning set forth in Section 4.2(a).

“Parent QVC Stockholder” means any holder of Parent QVC Common Stock.

“Parent Recourse Related Party” has the meaning set forth in Section 7.3(e).

“Parent RSU” has the meaning set forth in Section 2.8(c).

“Parent SAR” has the meaning set forth in Section 2.8(b).

“Parent SEC Documents” has the meaning set forth in Section 4.6(a).

“Parent Shares” has the meaning set forth in the Recitals.

“Parent Surviving Corporation Shares” has the meaning set forth in Section 2.6(b)(ii).

“Parent Tax Representation Letter” means a tax representation letter in the form of Exhibit E to this Agreement to be executed by Parent in connection with a request pursuant to Section 5.12.

“Parent Termination Fee” has the meaning set forth in Section 7.3(b).

“Parent Ventures Common Stock” has the meaning set forth in Section 4.2(a).

“Parent Ventures Series A Common Stock” has the meaning set forth in Section 4.2(a).

“Parent Ventures Series B Common Stock” has the meaning set forth in Section 4.2(a).

“Parent Ventures Series C Common Stock” has the meaning set forth in Section 4.2(a).

“Party” means any of Parent, Merger Sub or the Company.

“Patents” means patents, pending patent applications, invention disclosures, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations and other related rights and equivalents thereof.

“Payoff Letter” has the meaning set forth in Section 5.16(b)(i).

“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) Encumbrances for Taxes being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents or the Parent SEC Documents, as applicable, filed prior to the date hereof, (c) Encumbrances in favor of vendors, mechanics, carriers, workmen, warehousemen, repairmen, materialmen or similar Encumbrances arising under applicable Law in the ordinary course of business, which would not materially impair the use, operation or value of the asset subject thereto, (d) valid licenses to Intellectual Property, (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (f) with respect to any licensed or leased asset or property, the rights of any lessor, lessee, licensor or licensee under the applicable lease or license, (g) liens securing Indebtedness of Parent to the extent the terms of such Indebtedness, as in effect on the date hereof, require the incurrence of such liens, (h) liens securing Indebtedness of the Company to the extent the terms of such Indebtedness, as in effect on the date hereof, require the incurrence of such liens, provided that the Credit Agreement Consent and Amendment is obtained in accordance with Section 5.16, (i) defects, imperfections or irregularities in title, easements, covenants, restrictions and rights of way and other similar Encumbrances, or other liens of record, zoning, building and other similar codes and restrictions, with respect to real property, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use, (j) with respect to any securities, any transfer restrictions of general applicability as may be provided under the Securities Act or other applicable Law or restrictions under the organizational documents of the issuer of such securities, and (k) other Encumbrances that do not materially detract from or interfere with the value or use of the asset subject thereto.

“Permitted Holder” means (a) each of John C. Malone and Gregory B. Maffei (whether such persons are acting individually or in concert), and their respective spouses, siblings or lineal descendants (including adoptees), (b) any trusts or private foundations created primarily for the benefit of, or controlled at the time of creation by, any of the persons described in clause (a), or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes, (c) in the event of the incompetence or death of any of the persons described in clause (a), such person's estate, executor, administrator, committee or other personal representative or similar fiduciary or beneficiaries, heirs, devisees or distributees, in each case, who at any particular date shall beneficially own shares of Parent QVC Common Stock, or (d) any group consisting solely of persons described in clauses (a) to (c).

“Person” means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Personal Information” means, in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information” or “PII”) in any Company privacy policy or other public-facing statement, all information that identifies, allows identification of or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), date of birth, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by the Company with such individual, as so associated, which may include (to the extent collected and associated by the Company with such individual, as so associated): (a) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (b) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms.

“PPACA” has the meaning set forth in Section 3.18(f).

“Privacy Laws means all Laws and other standards governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information, including the Children’s Online Privacy Protection Act, the Communications Decency Act, the Payment Card Industry Data Security Standard, the CAN-SPAM Act, Canada’s Anti-Spam Legislation and all Laws governing breach notification, each as in effect on the date of this Agreement and as of the Closing Date.

“Proxy Statement” means the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement.

“Qualified Plan” has the meaning set forth in Section 3.18(b).

“QVC Group” means the QVC Group as defined in the Parent Charter; provided, that Parent’s ownership interest in the Company as represented by the Parent Shares, and the assets and liabilities related to Parent’s ownership interest in the Company, shall not be deemed a part of the QVC Group for any purposes under this Agreement.

“QVC Group Subsidiary” means (i) QVC, Inc. and (ii) zulily, llc, and their respective Subsidiaries.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC in connection with the issuance and distribution of Parent QVCA Common Stock in connection with the Merger.

“Representatives” means, with respect to Parent or the Company or any of their Subsidiaries, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Section 409A” has the meaning set forth in Section 2.8(a).

“Securities Act” means the Securities Act of 1933.

“Senior Management” means a Company Employee with the title of Executive Vice President or above, including any interim Chief Executive Officer.

“Senior Secured Credit Financing” has the meaning set forth in Section 5.16(b)(ii).

“Specified Persons” means the persons set forth on Section 1.1 of the Parent Disclosure Letter.

“Software” means all computer programs, code, and related documentation and materials (including Internet Web sites and Intranet sites), including programs, tools, operating system programs, application software, system software, databases, firmware and middleware, including the source and object code versions thereof, in any and all forms and media, and all documentation, user manuals, training materials and development materials related to the foregoing.

“Special Committee” has the meaning set forth in the Recitals.

“Spinco Agreement” means the Spinco Agreement, dated as of May 13, 2008, by and among IAC/InterActive Corp, Barry Diller (for the limited purposes set forth therein), Parent (formerly known as Liberty Media Corporation), and the other Liberty Parties (as defined therein), as assigned pursuant to the Spinco Assignment and Assumption Agreement (HSN), dated as of August 20, 2008, among InterActiveCorp, the Company, Parent, and Holdings.

“Subject Securities” has the meaning set forth in Section 5.20(a).

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (i) that is consolidated with such Person for purposes of financial reporting under GAAP or (ii) in which such Person (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect at least one-half of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Superior Company Proposal” means a bona fide written Alternative Company Transaction Proposal which the Board of Directors of the Company determines in good faith (after consultation with the Special Committee and its outside legal counsel and a financial advisor), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained, (c) such Alternative Company Transaction Proposal is more favorable from a financial point of view to the Company and its stockholders (other than Parent, the Permitted Holders, the Specified Persons and their respective Affiliates) than the terms of the Merger and the other transactions contemplated hereby as determined in good faith (after such consultation as aforesaid) by the Board of Directors of the Company and (d) is otherwise on terms that the Board of Directors of the Company has determined to be superior to the transactions contemplated hereby, including the Merger; provided, however, that for purposes of this definition of “Superior Company Proposal,” the term “Alternative Company Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to ten percent (10%) in the definition of “Alternative Company Transaction” when used in the definition of “Alternative Company Transaction Proposal” shall be replaced with a reference to sixty percent (60%).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Common Stock” means the common stock, par value $0.01 per share, of the Surviving Corporation immediately following the Effective Time.

“Taxes” means any and all federal, state, local, foreign or other taxes, charges, fees, levies, or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including any income, alternative or add-on minimum, estimated, gross receipts, sales, use, goods and services, ad valorem, value added, transfer, margin, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental, windfall or other profits, custom duty or other tax of any kind or charge in the nature of a tax.

“Taxing Authority” means any Governmental Authority imposing or responsible for the collection or administration of any Taxes.

“Tax Law” means any applicable Law relating to Taxes.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended return, claim for refund or declaration of estimated Tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates.

“Trade Secrets” means all trade secrets and all other confidential information (including ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies) that is confidential to the Company or Company Subsidiaries and has independent economic value to the Company and Company Subsidiaries because it is confidential.

“Transfer” has the meaning set forth in Section 5.20(c).

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) that provide for the allocation, apportionment, sharing, assignment or indemnification of any Tax liability or benefit or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability (other than commercial agreements the primary purpose of which does not relate to Taxes).

“Trademarks” means trademarks, service marks, trade dress, trade names (including fictitious, assumed and d/b/a names), Internet domain names, URLs, social media accounts, designs, logos and slogans, together with goodwill, registrations, equivalents and applications relating to the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Voting Company Debt” has the meaning set forth in Section 3.2(c).

“Voting Parent Debt” has the meaning set forth in Section 4.2(d).

Section 1.2 Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)       when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)       the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)       whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)       the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)       references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

(f)       all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)       the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)       references to a Person are also to its successors and permitted assigns;

(i)       references to monetary amounts are to the lawful currency of the United States;

(j)       references to documents or information being “made available”, “provided” or “delivered” shall include any and all documents and information that was (i) posted at least twenty-four (24) hours prior to the date hereof in the online data room maintained by the Company in connection with the transactions contemplated hereby (or posted subsequent to such time at the express prior written request of Parent or any of its Representatives, but in no event later than 5:00 p.m., New York City time, on the date hereof), (ii) filed with the SEC prior to the date hereof or (iii) otherwise delivered to Parent or its Representatives at least twenty-four (24) hours prior to the date hereof (or delivered subsequent to such time at the express prior written request of Parent or any of its Representatives, but in no event later than 5:00 p.m., New York City time, on the date hereof);

(k)       words importing the singular include the plural and vice versa and words importing gender include all genders;

(l)       whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action;

(m)       time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and, in the case of time periods calculated by reference to a specified number of Business Days, including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and

(n)       the parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Article II
THE MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Charter and Bylaws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in the Merger to read in its entirety as set forth on Exhibit B until thereafter further amended as provided therein and in accordance with the DGCL, and (b) the bylaws of the Surviving Corporation shall be amended and restated in the Merger to read in their entirety as set forth on Exhibit C until thereafter further amended as provided therein and in accordance with the Surviving Corporation’s certificate of incorporation and the DGCL.

Section 2.3 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file a Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

Section 2.4 Closing. Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VI shall have been satisfied or waived by the party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and on a date as agreed to by the parties in writing (the “Closing Date”). The Closing shall take place at 10:00 a.m., New York City time, on the Closing Date, at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York or at such other place and time as agreed to by the parties hereto.

Section 2.5 Directors and Officers of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

Section 2.6 Effect on Common Stock.

(a)       Cancelled Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder, any holder of Merger Sub Common Stock or any other Person, each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

(b)       Effect on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder, any holder of Merger Sub Common Stock or any other Person:

(i)       Each share of Company Common Stock held by the Company Stockholders immediately prior to the Effective Time (other than the Excluded Shares) shall automatically, and without any election on the part of the Company Stockholders, be converted into and represent the right to receive, and will be exchangeable for, 1.65 shares of validly issued, fully paid and non-assessable shares of Parent QVCA Common Stock (the “Merger Consideration”).

(ii)       Each share of Company Common Stock held by Parent or any of its wholly-owned Subsidiaries immediately prior to the Effective Time (which, for the avoidance of doubt, represent all Parent Shares) shall be converted into one validly issued, fully paid and non-assessable share of Surviving Corporation Common Stock (the “Parent Surviving Corporation Shares”).

(iii)       From and after the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.6(b)(i), upon the conversion thereof, shall cease to be outstanding and shall cease to exist, and each holder of a Certificate or a Book Entry Share shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor, any cash payable in lieu of fractional shares and any dividends or other distributions to which holders of shares of Company Common Stock become entitled in accordance with this Article II upon the surrender of such Certificate or transfer of Book Entry Shares in accordance with Section 2.7.

(c)       Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder, any holder of Merger Sub Common Stock or any other Person, each outstanding share of Merger Sub Common Stock immediately prior to the Effective Time shall automatically be converted into and become a number of validly issued, fully paid and non-

assessable shares of Surviving Corporation Common Stock equal to the quotient of (x) the number of outstanding shares of Company Common Stock (other than the Excluded Shares) immediately prior to the Effective Time and (y) the number of outstanding shares of Merger Sub Common Stock immediately prior to the Effective Time. Such shares of Surviving Corporation Common Stock, together with the Parent Surviving Corporation Shares, shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Merger.

(d)       Changes to Stock. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Parent QVC Common Stock or Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock or extraordinary cash dividend thereon with a record date during such period, or any similar transaction or event affecting any class or series of stock (including, for the avoidance of doubt, any merger, consolidation, share exchange, business combination or similar transaction as a result of which Parent QVC Common Stock will be converted or exchanged), the Merger Consideration, the Equity Award Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide the holders of shares of Company Common Stock comparable economic effect to that contemplated by this Agreement prior to such event.

(e)       No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to Company Stockholders in connection with the Merger.

Section 2.7 Exchange of Certificates and Book Entry Shares.

(a)       Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger for the purpose of exchanging Certificates and Book Entry Shares for the Merger Consideration (for the avoidance of doubt, Parent’s transfer agent as of the date hereof shall be reasonably acceptable to the Company). Prior to the Effective Time, Parent shall enter or shall have entered into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement, and shall be reasonably acceptable to the Company. Parent will make available to the Exchange Agent, at or prior to the Effective Time, a number of shares of Parent QVCA Common Stock sufficient to pay the Merger Consideration pursuant to Section 2.6(b)(i) (such shares of Parent QVCA Common Stock, together with any dividends or distributions with respect thereto, the “Exchange Fund”). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record (as of immediately prior to the Effective Time) of a Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) for use in effecting delivery of shares of Company Common Stock to the Exchange Agent and (ii) instructions for effecting the surrender of Certificates in exchange for the Merger Consideration issuable and payable in respect thereof, and any dividends or other distributions to which such holders are entitled pursuant to Section 2.7(d)(i).

Exchange of any Book Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

(b)       Exchange Procedure. Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or compliance with Parent’s customary procedure with respect to the exchange of Book Entry Shares, will be entitled to receive (i) the number of shares of Parent QVCA Common Stock (which shall be in non-certificated book-entry form) that such holder has the right to receive pursuant to Section 2.6(b)(i), (ii) a check in the amount equal to the cash payable in lieu of fractional shares pursuant to Section 2.7(e) and (iii) any dividends or distributions with respect to such shares of Parent QVCA Common Stock to which such holder is entitled pursuant to Section 2.7(d)(i). Such Certificate shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates or Book Entry Shares. Until so surrendered, each Certificate and Book Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and any dividends and other distributions in accordance with Section 2.7(b) and Section 2.7(d), and any cash to be paid in lieu of any fractional share of Parent QVCA Common Stock in accordance with Section 2.7(e).

(c)       Certificate Holder. If any portion of the Merger Consideration is to be paid to or registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment or registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not payable.

(d)       Dividends and Distributions. No dividends or other distributions with respect to shares of Parent QVCA Common Stock issued pursuant to the Merger shall be paid to the holder of any unsurrendered Certificates or non-transferred Book Entry Shares until such Certificates are properly surrendered or Book Entry Shares are properly transferred in accordance with this Section 2.7. Following such surrender, there shall be paid, without interest thereon, to the record holder of the shares of Parent QVCA Common Stock issued in exchange therefor (i) at the time of such surrender or transfer, all dividends and other distributions payable in respect of such shares of Parent QVCA Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender or transfer and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent QVCA Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender or transfer. For purposes of dividends or other distributions in respect of shares of Parent QVCA Common Stock, all shares of Parent QVCA Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(e)       Fractional Shares. No fractional shares of Parent QVCA Common Stock shall be issued in connection with the Merger.  If any holder of shares of Company Common Stock otherwise would be entitled to receive a fractional share of Parent QVCA Common Stock as a result of the Merger, such holder of Company Common Stock will instead receive cash in an amount based on the aggregation and sale of all fractional shares by the Exchange Agent at prevailing market prices on behalf of such holders (after taking into account applicable procedures of The Depository Trust Company).  Any amounts payable in lieu of fractional shares pursuant to this Section 2.7(e) will be payable from the proceeds of the aggregation and sale of fractional shares by the Exchange Agent as soon as practicable after the Merger is completed.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share. The parties hereto acknowledge that the payment of cash in lieu of fractional shares pursuant to this Section 2.7(e) is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.

(f)       No Further Ownership Rights. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock pursuant to Section 2.6(b)(i) shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(g)       Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock for nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and/or the Surviving Corporation for payment of its claim for the Merger Consideration.

(h)       No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent QVCA Common Stock or cash from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share has not been surrendered or transferred in accordance with this Section 2.7 immediately prior to such date on which the Merger Consideration in respect of such Certificate or Book Entry Share would otherwise irrevocably escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i)       Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration, cash in lieu of fractional shares of Parent QVCA Common Stock pursuant to Section 2.7(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(d), with respect to each share of Company Common Stock formerly represented by such Certificate.

(j)       Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent (and any Affiliate thereof or any other withholding agent) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any applicable provisions of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8 Treatment of Company Equity Awards.

(a)       At the Effective Time, each option to purchase shares of Company Common Stock granted under any Incentive Plan, whether vested or unvested (each, a “Company Option”), that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Option, be converted into an option (each, a “Parent Option”) to purchase a number of shares of Parent QVCA Common Stock (rounded down to the nearest number of whole shares) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the Equity Award Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (B) the Equity Award Exchange Ratio. Any restrictions on the exercise of any Parent Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Parent Option shall otherwise remain unchanged as a result of the assumption of such Parent Option; provided, however, that: (1) each Parent Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent QVCA Common Stock subsequent to the Effective Time; (2) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Board of Directors of the Company or any committee thereof with respect to each Parent Option; and (3) each Parent Option shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan. The Parties hereto acknowledge that the assumption of the Company Options pursuant to this Section 2.8(a)

is intended to comply with the requirements of Treasury Regulations section 1.409A-1(b)(5)(v)(D) so as to not result in the grant of a new stock right or otherwise result in the loss of the applicable exemption from Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”).

(b)       At the Effective Time, each stock appreciation right granted under any Incentive Plan with respect to Company Common Stock, whether vested or unvested (each, a “Company SAR”), that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company SAR, be converted into a stock appreciation right (each, a “Parent SAR”) with respect to a number of shares of Parent QVCA Common Stock (rounded down to the nearest number of whole shares) equal to the product of (i) the number of shares of Company Common Stock subject to such Company SAR immediately prior to the Effective Time and (ii) the Equity Award Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company SAR immediately prior to the Effective Time, divided by (B) the Equity Award Exchange Ratio. Any restrictions on the exercise of any Parent SAR shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Parent SAR shall otherwise remain unchanged as a result of the assumption of such Parent SAR; provided, however, that: (1) each Parent SAR shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent QVCA Common Stock subsequent to the Effective Time; (2) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Board of Directors of the Company or any committee thereof with respect to each Parent SAR; and (3) each Parent SAR shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan. The Parties hereto acknowledge that the assumption of the Company SARs pursuant to this Section 2.8(b) is intended to comply with the requirements of Treasury Regulations section 1.409A-1(b)(5)(v)(D) so as to not result in the grant of a new stock right or otherwise result in the loss of the applicable exemption from Section 409A.

(c)       At the Effective Time, each award of restricted stock units granted under any Incentive Plan with respect to Company Common Stock (each, a “Company RSU”) that is subject to time-based vesting and that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company RSU, be converted into an award of restricted stock units (each, a “Parent RSU”) with respect to a number of shares of Parent QVCA Common Stock (rounded to the nearest number of whole shares) equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (ii) the Equity Award Exchange Ratio. Any vesting conditions and restrictions on the receipt of any Parent RSUs shall continue in full force and effect and the term, vesting schedule and other provisions of such Parent RSUs shall otherwise remain unchanged as a result of the assumption of such Parent RSUs; provided, however, that: (1) each Parent RSU award shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent QVCA Common Stock subsequent to the Effective Time; (2) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Board of Directors of the Company or any committee thereof with respect to each Parent RSU award; and (3) each Parent RSU award shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan. For clarity, any award of deferred restricted stock units with respect to Company Common Stock, and any amount deferred under a Company Plan that is denominated in Company Common Stock, shall be treated as a Company RSU for all purposes under this Agreement.

(d)       At the Effective Time, each award of performance share units with respect to Company Common Stock (each, a “Company PSU”) that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company PSU, be converted into an award of performance share units (each, a “Parent PSU”) with respect to a target number of shares of Parent QVCA Common Stock (rounded to the nearest number of whole shares) equal to the product of (i) the target number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time and (ii) the Equity Award Exchange Ratio. Any vesting conditions and restrictions on the receipt of any Parent PSUs shall continue in full force and effect and the term, vesting schedule and other provisions of such Parent PSUs shall otherwise remain unchanged as a result of the assumption of such Parent PSUs; provided, however, that: (1) each Parent PSU award shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares reclassification, recapitalization or other similar transaction with respect to Parent QVCA Common Stock subsequent to the Effective Time; (2) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Board of Directors of the Company or any committee thereof with respect to each Parent PSU award; and (3) each Parent PSU award shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan.

(e)       Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (i) the Effective Time or (ii) any termination of this Agreement in accordance with Article VII, the outstanding shares of Parent QVCA Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Equity Award Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Common Stock (including Company Options exercisable for Company Common Stock, Company SARs exercisable with respect to Company Common Stock, Company RSUs and Company PSUs) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.8 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(f)       Parent shall take such actions as are necessary for the conversion of the Company Equity Awards pursuant to this Section 2.8, including the reservation, issuance and listing of shares of Parent QVCA Common Stock as are necessary to effectuate the transactions contemplated by this Section 2.8. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent QVCA Common Stock subject to the Parent Equity Awards and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering the Parent Equity Awards (and to maintain the current status of the prospectus contained therein) for so long as the Parent Equity Awards remain outstanding.

(g)       As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company’s Employee Stock Purchase Plan (the “ESPP”) that are necessary to provide that, contingent on the Effective Time, with respect to the offering period in effect under the ESPP that is scheduled to end after the Effective Time, establish a date (which date shall be not later than five Business Days prior to the Effective Time) as the final purchase date under the ESPP. The Company shall cause the amount credited to each participant’s account under the ESPP on such final purchase date to be applied to purchase the number of shares of Company Common Stock that could be purchased with such amount on such date pursuant to the ESPP. The Company shall terminate the ESPP in its entirety effective as of, and contingent on, the Effective Time.

Section 2.9 Company Rights Plan. Pursuant to the Company Rights Plan Amendment, immediately prior to the Effective Time (but only if the Effective Time shall occur), (a) all issued and outstanding Company Rights exercisable to purchase shares of Company Series A Preferred Stock will expire in their entirety without any consideration payable therefor or in respect thereof and (b) the Company Rights Plan will terminate.

Section 2.10 Further Assurances. If, at any time before or after the Effective Time, the Company, Parent or Merger Sub reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, Merger Sub, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed prior to the date of this Agreement (other than any disclosure set forth under “Risk Factors” or any “forward-looking statements” section; it being understood that any factual information contained in such sections shall not be excluded) or (ii) in the corresponding section of the Company Disclosure Letter (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section but only to the extent the relevance of a disclosure or statement therein to a section of this Article III is reasonably apparent on its face without independent inquiry) (provided, that in no event will any disclosure in the Company

SEC Documents qualify or limit the representations and warranties in Sections 3.2 (Capitalization), 3.3(b) (Subsidiaries), 3.4 (Authorization), 3.16 (Tax Matters), 3.19 (Anti-takeover Statutes), 3.20 (Stockholder Rights Plan), 3.21 (Brokers and Other Advisors) or 3.22 (Opinion of Financial Advisor) of this Agreement), the Company represents and warrants to Parent as follows:

Section 3.1 Organization; Standing and Power. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clauses (b) and (c) as would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent, prior to the date hereof, a true, complete and correct copy of the Company Charter and Company Bylaws, in each case, in effect as of the date of this Agreement.

Section 3.2 Capitalization.

(a)       The authorized capital stock of the Company consists of (i) Three Hundred Million (300,000,000) shares of Company Common Stock and (ii) Twenty Five Million (25,000,000) shares of Company Preferred Stock, of which One Hundred Thousand (100,000) shares have been designated Series A Junior Participating Preferred Stock (the “Company Series A Preferred Stock”). The Company has made available to Parent, prior to the date hereof, a true, complete and correct copy of (A) the certificate of designation setting forth the rights and preferences of the Company Series A Preferred Stock and (B) the Company Rights Plan, in each case, as in effect as of the date of this Agreement. No other shares of capital stock of, or other equity interests in, the Company are authorized.

(b)       As of the close of business on June 29, 2017, (i) 52,380,693 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury by the Company and its Subsidiaries, (iii) no shares of Company Preferred Stock (including Series A Junior Participating Preferred Stock) were issued or outstanding, (iv) 17,905,660 shares of Company Common Stock were reserved for issuance pursuant to Company Plans, (v) 392,826 shares of Company Common Stock were underlying outstanding unexercised Company Options, (vi) 2,519,368 shares of Company Common Stock underlying outstanding unexercised Company SARs (assuming attainment of the applicable maximum value), (vii) 841,993 shares of Company Common Stock were underlying outstanding Company RSUs, (viii) 122,122 shares of Company Common Stock were underlying outstanding Company PSUs (assuming target level attainment of the applicable performance goals), (ix) 52,380,693 Company Rights were issued and outstanding pursuant to the Company Rights Plan and (x) no other shares of capital stock of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with applicable securities Laws. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(c)       There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company on the part of any holders of any class of securities of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders or the stockholders of any such Subsidiary on any matter (“Voting Company Debt”). Except as set forth above or as listed on Section 3.2(c) of the Company Disclosure Letter, other than the Company Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

(d)       Other than the Company Rights Plan, a true, complete and correct copy of which in effect as of the date hereof has been made available to Parent prior to the date hereof, the Company is not party to any “poison pill” rights plan or similar plan or agreement relating to any shares of capital stock or other equity interests of the Company.

(e)       Section 3.2(e) of the Company Disclosure Letter sets forth (i) in all material respects, the following information as of the close of business on the most recent practicable date prior thereto, with respect to each outstanding Company Equity Award: the aggregate number of shares issuable thereunder, the type of award, the grant date, the expiration date, the exercise price and the vesting schedule, including a description of any acceleration provisions, that differ from the provisions included in the Incentive Plans or the form award agreements (and any material variations thereto) made available to Parent pursuant to the following clause (ii) and (ii) true, complete and correct copies of each Incentive Plan and each form of award agreement used under such plans and any material variations to such forms, identifying the Person(s) to whom such variations apply.

Section 3.3 Subsidiaries.

(a)       Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of the Company with material operations or assets and all amendments thereto, as in effect as of the date of this Agreement.

(b)       All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with applicable securities Laws. All of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances.

(c)       Section 3.3(c) of the Company Disclosure Letter (i) lists (A) each Subsidiary of the Company, (B) its jurisdiction of incorporation or organization, (C) the location of its principal executive office and (D) the type and number of interests held of record by any third party that is not wholly owned directly or indirectly by the Company or its Subsidiaries and (ii) sets forth all capital stock or other equity interest in any entity that is owned, in whole or in part, directly or indirectly, by the Company or its Subsidiaries (other than capital stock of, or other equity interests in, its Subsidiaries) (clause (ii), collectively, the “Other Interests”). All Other Interests are fully paid and non-assessable and are owned, directly or indirectly, by the Company free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances. There are no restrictions with respect to the Company (or any Subsidiary of the Company, as applicable) voting any of the Other Interests.

Section 3.4 Authorization.

(a)       The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than, with respect to the Merger, the adoption of this Agreement by the holders of at least a majority of the outstanding aggregate voting power of Company Common Stock, voting together as a single class (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)       The Board of Directors of the Company has, acting upon the unanimous recommendation of the Special Committee, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to recommend that the Company Stockholders approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the Company Stockholders for adoption.

(c)       This Agreement and the transactions contemplated hereby, including the Merger and the acquisition of “Beneficial Ownership” of “Equity Securities” (as each such term is defined in the Spinco Agreement) of the Company by Parent, have been approved in advance by a majority of the “Qualified Directors” (as such term is defined in the Spinco Agreement) of the Company, such that this Agreement and the transactions contemplated hereby, including the Merger and the acquisition of Beneficial Ownership of Equity Securities of the Company by Parent, qualify as a “Qualified Acquisition” (as such term is defined in the Spinco Agreement) for purposes of Section 5(a) of the Spinco Agreement.

(d)       The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to consummate the transactions contemplated hereby, including the Merger, under applicable Law or under the Company Charter or Company Bylaws.

Section 3.5 Consents and Approvals; No Violations.

(a)       The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority by the Company other than (i) as may be required by the HSR Act or any other Competition Law, (ii) the filing with the SEC of (A) the Proxy Statement, (B) the Registration Statement, and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or the rules and regulations of NASDAQ, (iv) approval by the FCC of applications for transfer of control and/or assignment of the FCC licenses, authorizations and registrations listed on Section 3.5(a) of the Company Disclosure Letter (collectively, the “FCC Applications”), (v) the filing of the Certificate of Merger or other documents as required by the DGCL or (vi) any other filings, registrations, notifications, authorizations, permits, licenses, declarations, Orders, consents, approvals or other actions the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

(b)       The execution, delivery and, subject to the receipt of the Company Stockholder Approval, performance by the Company of this Agreement and, assuming the accuracy of the representations and warranties made in Section 3.5(a) for purposes of clauses (ii), (iii) and (iv) below, the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the Company Charter or Company Bylaws, (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv) of this Section 3.5(b) as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 SEC Reports and Financial Statements.

(a)       The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed or furnished by the Company since January 1, 2015 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)       Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”), (i) complied, as of its respective date of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects and in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the respective date thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).

(c)       The Company has maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-

15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document, or any amendment thereto, its conclusions about the effectiveness of the internal control structures and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company management’s most recently completed assessment of the Company’s internal control over financial reporting prior to the date hereof, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal controls that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d)       To the Knowledge of the Company, there are no outstanding or unresolved comments in any comment letters from the Staff of the SEC relating to the Company SEC Documents and received by the Company that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company SEC Documents filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing SEC review or investigation that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e)       The Company is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.7 No Undisclosed Liabilities. As of the date hereof, except as reflected or reserved against in the balance sheet of the Company dated December 31, 2016 included in the Form 10-K filed by the Company with the SEC on February 24, 2017 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance of with GAAP except (a) Liabilities incurred since December 31, 2016, in the ordinary course of business consistent with past practice, (b) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby and (c) Liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or Company SEC Documents.

Section 3.8 Absence of Certain Changes. Since January 1, 2017, (a) through the date hereof, there has been no event or condition which has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) the Company and each of its Subsidiaries have, in all material respects, conducted their businesses in the ordinary course of business consistent with past practice.

Section 3.9 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries (or any of its or their respective properties or assets) is subject to or bound by any Order except as set forth on Section 3.9 of the Company Disclosure Letter (true, complete and correct copies of which have been made available to Parent prior to the date hereof) and the Company and its Subsidiaries, as applicable, have complied with, and are now in compliance with, all such Orders, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Compliance with Applicable Laws.

(a)       The Company and each of its Subsidiaries have since January 1, 2015 complied, and are now in compliance, in each case, with all applicable Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, (i) no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole and (ii), no Governmental Authority has indicated in writing to the Company prior to the date hereof an intention to conduct any such investigation or review.

(b)       The Company and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to the Knowledge of the Company, no such Governmental Permits are subject to any formal revocation, withdrawal, suspension, cancellation, termination or modification action by the issuing Governmental Authority that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)       The Company is not an “investment company” under the Investment Company Act of 1940.

Section 3.11 Real Property.

(a)       Section 3.11(a) of the Company Disclosure Letter sets forth, as of the date hereof, all real property that (i) is owned by the Company or any of its Subsidiaries, (ii) is primarily used by the Company or any of its Subsidiaries to conduct its business and (iii) is material to the Company and its Subsidiaries, taken as a whole (the “Company Owned Property”). The Company and its Subsidiaries have good title to all Company Owned Property. The use and operation of the Company Owned Property in the conduct of business by the Company and its Subsidiaries do not violate any instrument of record or agreement affecting such property, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)       Section 3.11(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all material real property leases, subleases, licenses and other occupancy arrangements to which the Company or any of its Subsidiaries is a party and each material amendment thereto (the “Company Leases”) under which the Company or any of its Subsidiaries leases, subleases or licenses any material real property necessary to conduct its business (the “Company Leased Property” and together with the Company Owned Property, the “Company Real Property”). Each Company Lease is valid and in full force and effect and binding on the Company and its Subsidiaries, and neither the Company nor, to the Knowledge of the Company, any other party to any such lease, is in material default under any such lease, and no condition exists that with notice or lapse of time or both would constitute a material default of any such lease, except in each case as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Section 3.11(b) of the Company Disclosure Letter, no ownership or leasehold interest identified on Section 3.11(b) of the Company Disclosure Letter has been leased, subleased, transferred or assigned, in whole or in part, by the Company or any of its Subsidiaries to another Person, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no right of any other party to such leasehold interest identified on Section 3.11(b) of the Company Disclosure Letter has materialized entitling such party to terminate such leasehold interest prior to such leasehold’s expiration, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)       No condemnation or eminent domain proceeding is pending or, to the Knowledge of the Company, threatened against any part of the Company Real Property, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Intellectual Property.

(a)       The Company and its Subsidiaries own, free and clear of any Encumbrances (other than Permitted Encumbrances), or lease, license, or otherwise possess the valid right to use, and to assign and/or transfer use of all Company Intellectual Property, including any Software or other subject matter created or modified by employees or contractors of the Company within the scope of their employment or engagement by the Company or purchased by the Company from a third party, except as would not reasonably be expected to have a Company Material Adverse Effect, either individually or in the aggregate. Except as would not reasonably be expected to have a Company Material Adverse Effect either individually or in the aggregate, the Intellectual Property owned by the Company and its Subsidiaries is valid, subsisting and enforceable.

(b)       Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) to the Knowledge of the Company as of the date hereof, neither the Company nor any of its Subsidiaries has infringed, induced or contributed to the infringement of, misappropriated or otherwise violated, the Intellectual Property rights of any Person, (ii) there is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, no written or oral notice given to, the Company or any of its Subsidiaries challenging, in whole or in part, the validity, enforceability, use, or ownership of the Company Intellectual Property, nor to the Company’s Knowledge as of the date hereof, is there any reasonable basis for any such claim, (iii) as of the date hereof the Company and its Subsidiaries have taken reasonable measures, in accordance with normal industry practice, to maintain and protect the Company Intellectual Property, (iv) to the Knowledge of the Company as of the date hereof, there has not been since January 1, 2015 any disclosure of any Trade Secrets in a manner that has resulted or is reasonably likely to result in the loss of trade secret protection for such Trade Secrets, and (v) as of the date hereof neither the Company nor its Subsidiaries have given notice to any Person asserting the infringement or misappropriation by such Person of any of the Company Intellectual Property that remains unresolved and, to the Knowledge of the Company as of the date hereof, no Person is infringing or misappropriating any Company Intellectual Property.

Section 3.13 IT Systems and Data Security. To the Knowledge of the Company: (i) either the Company or the Company Subsidiaries owns or has a valid right to access and use all computer systems, networks, hardware, technology, software, algorithms, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company (the “IT Systems”), as such IT Systems are currently used by the Company, (ii) the IT Systems are in good working condition to effectively perform all information technology operations for which they are used as required in connection with the current operations of the Company and (iii) the Company maintains commercially reasonable controls and processes that are designed (A) to provide for the back-up and restoration of critical data, (B) to manage physical access to the IT Systems, and (C) to secure and protect customer information collected, stored, maintained, processed or otherwise used by the IT Systems, except in each case as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.14 Material Contracts.

(a)       Except as set forth on Section 3.14(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any of the following (each, a “Company Material Contract”):

(i)       any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act (other than any Company Plan);

(ii)       any material Contract relating to Indebtedness for borrowed money or financial guaranty thereof for an amount in excess of $10,000,000, other than (A) Contracts among the Company and/or its wholly owned Subsidiaries and (B) financial guarantees entered into in the ordinary course of business consistent with past practice;

(iii)       any Contract that (A) limits, or purports to limit, the ability of the Company or any of its Affiliates to compete in any line of business or within any geographic area or with any Person (other than Contracts with such restrictions that are not material to the conduct of the business of the Company and its Subsidiaries taken as a whole), (B) contains any material exclusivity or similar provision, or (C) in any material respect limits the ability of the Company or its Affiliates to hire or solicit for hire for employment any individual or group engaged in business competitive with the business of the Company and its Subsidiaries in any material respect;

(iv)       (A) any Contract between the Company and any of its Affiliates (other than (x) immaterial Contracts entered into in the ordinary course of business consistent with past practice, or (y) any Contract solely between or among the Company and/or its wholly owned Subsidiaries) and (B) any contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(v)       any material license, sublicense, assignment, option or other Contract relating to Company Intellectual Property, including any such material Contract pursuant to which the Company or any of its Subsidiaries is granted any right to use, is restricted in its rights to use or register or permits any other Person to use, enforce or register any Company Intellectual Property, but in each case excluding any enterprise software license or other license to use commercial off-the-shelf computer software under nondiscriminatory pricing terms, licenses contained in service contracts to the extent the licenses contained therein are incidental to such contract, non-exclusive and granted in the ordinary course of business or any other Contract that is not material to the Company and its Subsidiaries, taken as a whole;

(vi)       any Contract that provides for any most favored nation provision or equivalent preferential pricing terms or similar obligations to which the Company or any of its Affiliates is subject or a beneficiary thereof, which is material to the Company and its Subsidiaries taken as a whole;

(vii)       any purchase, sale or supply Contract that (x) contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements and (y) has more than one year remaining in the term of the Contract and requires in excess of $10,000,000 in remaining obligations;

(viii)       any Contract involving future payments, performance of services or delivery of goods or materials to or by the Company and its Subsidiaries of an amount or value reasonably expected to exceed $10,000,000 in the aggregate during the twelve (12) month period following the date hereof;

(ix)       any material Contract with (A) any of the Company’s top 5 multichannel video programming distributors (based on number of subscribers during the 2016 fiscal year) or (B) any of the Company’s other multichannel video programming distributors under which the Company had more than 7,500,000 subscribers during the 2016 fiscal year, if any;

(x)       any material inboard or outbound freight and shipping Contract pursuant to which the Company made payments of more than $10,000,000 during the 2016 fiscal year;

(xi)       any Contract entered into after January 1, 2016 involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person for aggregate consideration (in one or a series of related transactions) under such Contract of $10,000,000 or more;

(xii)       any collective bargaining agreement or other Contract with any labor union or other employee representative or group;

(xiii)       any Contract that is a partnership or joint venture agreement or similar Contract that in each case is material to the Company and its Subsidiaries, taken as a whole; or

(xiv)       any Contract that commits the Company or any of its Affiliates to enter into any of the foregoing.

(b)       The Company has made available to Parent prior to the date hereof true, correct and complete copies of all Company Material Contracts.

(c)       Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract, is in breach or violation of, or in default under, any Company Material Contract, (i) with respect to either the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to a Company Material Contract, no event has occurred or circumstance exists which would reasonably be expected to result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both), and (ii) each Company Material Contract is valid and binding on each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company each other party thereto, in the case of each of the foregoing, other than as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Environmental Matters. To the Knowledge of the Company as of the date hereof, except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)       the Company and each of its Subsidiaries operates its business in compliance with applicable Environmental Laws;

(b)       neither the Company nor any of its Subsidiaries has used any Company Real Property for the manufacture, transportation, treatment, storage or disposal of Hazardous Materials except for such use of Hazardous Materials customary in the construction, maintenance and operation of a broadcast network or the retail, on-line and wholesale sale and distribution of goods and in commercially reasonable quantities or under circumstances that would not reasonably be expected to give rise to liability for remediation;

(c)       no surface impoundments or underground storage tanks are located on any Real Property;

(d)       none of the Company Real Property is the subject of any Federal or state investigation concerning any use or release of any Hazardous Materials; and

(e)       the Company and its Subsidiaries are not subject to any pending, or to the Knowledge of the Company, threatened Environmental Claim by any Governmental Entity.

Section 3.16 Tax Matters.

(a)       Except as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and except as otherwise set forth on Section 3.16 of the Company Disclosure Letter:

(i)       All Tax Returns required to be filed with any Taxing Authority by or on behalf of the Company and each of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws. All such Tax Returns are accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws. All Taxes due and payable by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, or withheld and remitted, to the appropriate Tax Authority, except for Taxes for which adequate reserves have been established in accordance with GAAP on the Company Financial Statements. No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Encumbrances, other than Permitted Encumbrances, on any of the assets or properties of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)       The Company and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of any Taxes and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws (including any Taxes that are required to be deducted and withheld in connection with any amounts paid or owing to any employee, stockholder, creditor, independent contractor or other third party).

(iii)       No written claim has been received, and no audit, action, suit or proceeding is in progress, against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and all deficiencies, assessments or proposed adjustments asserted against the Company or any of its Subsidiaries by any Taxing Authority have been paid or fully and finally settled.

(iv)       No waiver or extension of any statute of limitations in respect of any Taxes or any extension of time with respect to any Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries.

(v)       Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing, (C) any installment sale or open transaction disposition made prior to the Closing, (D) any prepaid amount received on or prior to the Closing Date, (E) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), or (F) Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(vi)       Neither the Company nor any of its Subsidiaries (A) is or has been, since January 1, 2010, a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is the Company, (B) is or has been, since January 1, 2010, a member of any affiliated, combined, consolidated, unitary, or similar group for state, local or non-U.S. Tax purposes, other than a group the common parent of which is the Company, (C) is a party to, or has any liability under, any Tax Sharing Agreement, or (D) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(vii)       The Company and its Subsidiaries have complied with all unclaimed property or escheat Laws with respect to unclaimed or abandoned property and do not hold property required to have been remitted or escheated to a Governmental Authority.

(viii)       Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any transaction requiring disclosure under a corresponding or similar provision of state, local or non-U.S. Tax Law), except as disclosed in previously filed Tax Returns.

(b)       Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (or is a successor to a “distributing corporation” or a “controlled corporation”) in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Sections 355 or 361(c) of the Code within the last two (2) years.

(c)       Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or preclude the Merger from qualifying as a “reorganization” described in Section 368(a)(1)(B) of the Code.

Section 3.17 Insurance. The Company has made available to Parent prior to the date of this Agreement true, complete and correct copies of all material insurance policies which are, as of the date of this Agreement, maintained by the Company or its Subsidiaries. The Company and each of its Subsidiaries maintains insurance coverage against such risks and in such amounts as the Company believes to be reasonably customary for companies of similar size, in their geographic regions and in the respective businesses in which the Company and its Subsidiaries operate. As of the date hereof, neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy and all premiums due thereunder on or prior to the date of this Agreement have been paid. As of the date hereof, there is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.18 Employees and Employee Benefits.

(a)       Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Plan.

(b)       The Company has made available to Parent (i) a copy of each Company Plan and all material amendments thereto, (ii) the most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Plan; (iii) the most recent actuarial reports (if applicable) for all Company Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Plan; (v) all material written contracts, instruments or agreements relating to each Company Plan, including administrative service agreements and group insurance contracts and trust documents; (vi) the most recent determination letter from the Internal Revenue Service (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code (each a “Qualified Plan”); and (vii) all filings since January 1, 2016 under the Internal Revenue Service Employee Plans Compliance Resolution System program or the Department of Labor’s Delinquent Filer Voluntary Compliance Program or Voluntary Fiduciary Correction Program (if any).

(c)       Neither the Company nor any ERISA Affiliates contribute to or have any obligation to contribute to, or have had any such obligation during the past six-year period preceding the Closing Date, and no Company Plan is (i) a defined benefit pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA.

(d)       Each Qualified Plan has received from the Internal Revenue Service a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) as to its qualification under Section 401(a) of the Code, and to the Knowledge of the Company, no event of condition exists, whether by action or by failure to act, that would reasonably be expected to adversely affect the qualified status of any such Qualified Plan. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) each Company Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Plan, (ii) there are no pending or, to the Knowledge of the Company, threatened Action against any Company Plan, any fiduciary thereof, the Company or any of its Subsidiaries other than routine claims for benefits, (iii) with respect to each Company Plan, all contributions, reimbursements and premium payments that are due have been made, and all contributions, reimbursements and premium payments for any period ending on or before the Closing that are not yet due have been made or properly accrued and (iv) with respect to each of the Company Plans which are subject to ERISA, no “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Subsidiary of the Company or any officer of the Company or of any Subsidiary of the Company to any material Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA has occurred or is reasonably expected to occur.

(e)       Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) result in the accelerated vesting or payment of, or any increase in, or in the funding (through a grantor trust or otherwise) of, any compensation or benefits to any Key Employee (other than with respect to the treatment of Company Equity Awards in accordance with Section 2.8); (ii) result in the entitlement of any Key Employee to severance or termination pay or benefits; or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans.

(f)       Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, with respect to each Company Plan which is a group health plan, the Company and its ERISA Affiliates have complied with the health care continuation provisions of Section 4980B of the Code and corresponding provisions of ERISA, the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder and the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), and neither the Company nor any of its ERISA Affiliates have incurred any liability under Section 4980 of the Code or the excise tax or penalty provisions of PPACA. No Company Plan provides any post-retirement medical, dental or life insurance benefits to any current or former Company Employee (other than coverage mandated by applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985).

(g)       No current or former director, officer, employee, independent contractor or consultant of the Company or any Subsidiary of the Company is entitled to receive any gross-up or additional payment by reason of the “additional tax” or “excise tax” required by Section 409A or Section 4999 of the Code being imposed on such Person. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, since January 1, 2005, each Company Plan that is a nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance and, for all periods after December 31, 2008, in documentary compliance with Section 409A.

(h)       No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or, to the Knowledge of the Company, is threatened against, any Company Plan before any Governmental Authority that, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)       The Company and its Subsidiaries are and, since January 1, 2015 have been, in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, classification under wage laws, child labor, immigration and work authorization, employment discrimination and retaliation, disability rights or benefits, equal opportunity, whistleblowing and whistleblower protection, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance, except for noncompliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(j)       Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, agreement with any works council, or labor contract. To the Knowledge of the Company, as of the date hereof there is no labor union organizing activity being conducted with respect to any material segment of Company Employees. There is no labor strike, lockout, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company and no such strike, lockout, slowdown or stoppage has occurred since January 1, 2015.

(k)       The Company has properly classified all individuals providing services to the Company or on the Company’s behalf pursuant to applicable wage and hour and tax laws, including but not limited to employees, independent contractors, consultants, agents, staff augmentation, and contingent workers, except for any failure to properly classify which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.19 Anti-takeover Statutes. The Company has expressly elected not to be governed by Section 203 of the DGCL pursuant to a provision in its original certificate of incorporation in accordance with Section 203(b)(1) of the DGCL, and since initially incorporating in the State of Delaware has not elected by a provision of any amendment to its certificate of incorporation to be governed by Section 203 of the DGCL, with the effect that the restrictions set forth therein are inapplicable to the Company, this Agreement and the transactions contemplated hereby, including the Merger. No other fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation in any jurisdiction applies or purports to apply to this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.20 Stockholder Rights Plan. On or prior to the date of this Agreement, the Company has validly executed and entered into the Company Rights Plan Amendment to the effect that, among other things, (a) neither the approval, execution, delivery or performance of this Agreement or the other contracts or instruments related hereto, nor the announcement or the consummation of the Merger, will (i) cause the Company Rights to become exercisable, (ii) cause Parent, Merger Sub or any of their “Affiliates” or “Associates” (as such terms are defined in the Company Rights Plan) to become an “Acquiring Person” (as such term is defined in the Company Rights Plan), or (iii) give rise to a “Stock Acquisition Date”, “Distribution Date” or “Triggering Event” (as such terms are defined in the Company Rights Plan), and (b) the Company rights will expire in their entirety, and the Company Rights Plan will terminate, immediately prior to the Effective Time (but only if the Effective Time shall occur) without any consideration payable thereof or in respect thereof. No additional corporate action or approval is required by the Company or any other Person to consummate the transactions contemplated by the Company Rights Plan Amendment.

Section 3.21 Brokers and Other Advisors. Except for fees payable to Centerview Partners LLC and Goldman Sachs & Co. LLC pursuant to engagement letters, copies of which have been provided to Parent, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions or with this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.22 Opinion of Financial Advisor. The Special Committee has received the respective opinions of (a) Centerview Partners LLC, financial advisor to the Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration provided for pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than shares held by the Company as treasury stock, the Parent Shares or any shares held by the Specified Persons, the Permitted Holders or any other Affiliate of Parent); and (b) Goldman Sachs & Co. LLC, financial advisor to the Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair from a financial point of view to the holders (other than Parent and its Affiliates, including affiliates of a significant shareholder of Parent) of shares of Company Common Stock. A copy of each such opinion will be delivered promptly after the date hereof to Parent for informational purposes only.

Section 3.23 Disclosure Documents. The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Registration Statement, or any amendment or supplement thereto will not, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.   The representations and warranties contained in this Section 3.23 do not apply to statements or omissions included or incorporated by reference in the Registration Statement or the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 3.24 Investigation by the Company; Limitation on Warranties. The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations and financial condition of the QVC Group and acknowledges that the Company has been made available access to personnel, properties, premises and records of Parent for such purposes. In entering into this Agreement, except as expressly provided herein, the Company has relied solely upon its independent investigation and analysis of Parent and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. The Company also acknowledges and agrees that neither Parent nor Merger Sub makes any representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or any of its Subsidiaries or the future business, operations or affairs of Parent or any of its Subsidiaries heretofore or hereafter delivered to or made available to the Company or its Representatives or Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in (i) the Parent SEC Documents filed prior to the date of this Agreement (other than any disclosure set forth under “Risk Factors” or any “forward-looking statements” section; it being understood that any factual information contained in such sections shall not be excluded) or (ii) in the corresponding section of the Parent Disclosure Letter (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section but only to the extent the relevance of a disclosure or statement therein to a section of this Article IV is reasonably apparent on its face without independent inquiry) (provided, that in no event will any disclosure in the Parent SEC Documents qualify or limit the representations and warranties in Sections 4.2 (Capitalization), 4.4 (Authorization), 4.11 (Tax Matters) and 4.14 (Brokers and Other Advisors) of this Agreement), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization; Standing and Power. (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (c) each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (d) each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and foreign entity, respectively, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (d) as would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date hereof, a true, complete and correct copy of the Parent Charter and Parent Bylaws and the certificate of incorporation and bylaws of Merger Sub, in each case, in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a)       The authorized capital stock of Parent consists of (i) Four Billion (4,000,000,000) shares of Series A QVC Group Common Stock, par value $0.01 per share (the “Parent QVCA Common Stock”), (ii) One Hundred Fifty Million (150,000,000) shares of Series B QVC Group Common Stock, par value $0.01 per share (the “Parent QVCB Common Stock”), (iii) Four Billion (4,000,000,000) shares of Series C QVC Group Common Stock, par value $0.01 per share (the “Parent QVCK Common Stock”, and collectively with the Parent QVCA Common Stock and the Parent QVCB Common Stock, the “Parent QVC Common Stock”), (iv) Four Hundred Million (400,000,000) shares of Series A Liberty Ventures Common Stock, par value $0.01 per share (the “Parent Ventures Series A Common Stock”), (v) Fifteen Million (15,000,000) shares of Series B Liberty Ventures Common Stock, par value $0.01 per share (the “Parent Ventures Series B Common Stock”), (vi) Four Hundred Million (400,000,000) shares of Series C Liberty Ventures Common Stock, par value $0.01 per share (the “Parent Ventures Series C Common Stock”, and collectively with the Liberty Ventures Series A Common Stock and the Liberty Ventures Series B Common Stock, the “Parent Ventures Common Stock”) (the Parent QVC Common Stock and the Parent Ventures Common Stock together referred to as the “Parent Common Stock”), and (vii) Fifty Million (50,000,000) shares of Preferred Stock, par value $0.01 per share (the “Parent Preferred Stock”). No other shares of capital stock of, or other equity interests in, Parent are authorized.

(b)       As of the close of business on June 30, 2017, (1) 421,923,159 shares of Parent QVCA Common Stock were issued and outstanding (including 326,665 shares of Parent QVC Restricted Stock), 29,233,605 shares of Parent QVCB Common Stock were issued and outstanding, no shares of Parent QVCK Series C Common Stock were issued and outstanding, 81,318,474 shares of Parent Ventures Series A Common Stock were issued and outstanding (including 28,289 shares of Parent Ventures Restricted Stock), 4,271,867 shares of Parent Ventures Series B Common Stock were issued and outstanding, no shares of Parent Ventures Series C Common Stock were issued and outstanding,  and no shares of Parent Preferred Stock were issued and outstanding; (2) no shares of Parent QVCA Common Stock, Parent QVCB Common Stock, Parent Ventures Series A Common Stock and Parent Ventures Series B Common Stock, in each case, were held in treasury by Parent and its Subsidiaries; (3) no shares of Parent QVCA Common Stock, Parent QVCB Common Stock, Parent Ventures Series A Common Stock and Parent Ventures Series B Common Stock were reserved for issuance pursuant to outstanding unexercised Parent SARs; (4) 2,973,161 shares of Parent QVCA Common Stock, 115,207 shares of Parent QVCB Common Stock, 32,263 shares of Parent Ventures Series A Common Stock and zero shares of Parent Ventures Series B Common Stock were reserved for issuance pursuant to outstanding unexercised Parent RSUs; and (5) 31,620,752 shares of Parent QVCA Common Stock, 1,642,867 shares of Parent QVCB Common Stock, 1,586,160 shares of Parent Ventures Series A Common Stock and 1,256,411 shares of Parent Ventures Series B Common Stock, in each case, were issuable upon either the exercise of outstanding stock options to acquire shares of such series of Parent Common Stock (whether or not presently vested or exercisable).  Except as set forth above, and for shares of Parent Common

Stock reserved for issuance under Parent equity plans, as of the close of business on June 30, 2017, no other securities of Parent are issued, reserved for issuance or outstanding.

(c)       Other than the Parent Shares, as of the date hereof, neither Parent nor any of its Subsidiaries owns, or since January 1, 2012 has owned, any shares of capital stock of the Company or any of its Subsidiaries. Parent is the Beneficial Owner of all of the Parent Shares and has good and marketable title thereto free and clear of any and all Encumbrances (including any restriction on the right to vote, sell or otherwise dispose of such Parent Shares), and has, and will have at all times, the sole right to vote and direct the vote of, and to dispose of and direct the disposition of, such Parent Shares, except in each case as set forth herein, in the Spinco Agreement, pursuant to any applicable restrictions on transfer under the Securities Act or any Encumbrances or restrictions arising in connection with any Financing Transaction permitted under Section 5.20(d).  The term “Beneficial Owner” shall be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that, without limiting the generality of the foregoing, for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any Contract or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time (including the passage of time in excess of 60 days), the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).  The terms “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.

(d)       There are no preemptive or similar rights granted by Parent or any Subsidiary of Parent on the part of any holders of any class of securities which track the economic performance of the QVC Group or any of the QVC Group Businesses. Neither Parent nor any Subsidiary of Parent has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Parent QVC Stockholders or the stockholders of any QVC Group Subsidiary on any matter (“Voting Parent Debt”). Except as set forth above or as listed on Section 4.2(d) of Parent Disclosure Letter, other than Parent Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Parent or any of the QVC Group Subsidiaries is a party or by which any of them is bound (i) obligating Parent or any of the QVC Group Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock, or other equity interest, which tracks the economic performance of the QVC Group or any Voting Parent Debt, (ii) obligating Parent or any of the QVC Group Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock, or other equity interests , that track the economic performance of the QVC Group.

(e)       The authorized capital stock of Merger Sub consists solely of Ten Thousand (10,000) shares of Merger Sub Common Stock. There are One Hundred (100) shares of Merger Sub Common Stock issued and outstanding, all of which are held directly or indirectly by Parent. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. Merger Sub was formed solely for the purposes of engaging in the transactions contemplated by this Agreement and, since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(f)       The shares of Parent QVCA Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will not be subject to any preemptive or other similar right.

Section 4.3 Subsidiaries

(a)       Each QVC Group Subsidiary (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (iii) as would not reasonably be expected to have a Parent Material Adverse Effect.

(b)       All of the outstanding shares of capital stock of, or other equity interests in, the QVC Group Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with applicable securities Laws. Except as set forth on Section 4.3(b) of the Parent Disclosure Letter, as of the date hereof, all of the outstanding capital stock or securities of, or other equity interests in, each of the QVC Group Subsidiaries that is owned by Parent and its Subsidiaries is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances.

Section 4.4 Authorization.

(a)       Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than the approval of the adoption of this Agreement by the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)       The Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Parent and its stockholders and (ii) approved and declared advisable this Agreement and the Transactions.

(c)       The Board of Directors of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the sole stockholder of Merger Sub approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption.

(d)       There is no vote of the holders of any class or series of capital stock of Parent necessary to adopt this Agreement or to consummate the transactions contemplated hereby, including the Merger, under applicable Law or under the Parent Charter or Parent Bylaws.

Section 4.5 Consents and Approvals; No Violations.

(a)       The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority by Parent or Merger Sub other than (i) as may be required by the HSR Act or any other Competition Law, (ii) the filing with the SEC of (A) the Proxy Statement, (B) the Registration Statement, and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or the rules and regulations of NASDAQ, (iv) approval by the FCC of applications for transfer of control and/or assignment of the FCC licenses, authorizations and registrations listed on Section 4.5(a) of the Parent Disclosure Letter, (v) the filing of the Certificate of Merger or other documents as required by the DGCL or (vi) any other filings, registrations, notifications, authorizations, permits, licenses, declarations, Orders, consents, approvals or other actions the absence of which would not reasonably be expected to have a Parent Material Adverse Effect.

(b)       The execution, delivery and performance by Parent and Merger Sub of this Agreement and, assuming the accuracy of the representations and warranties made in Section 4.5(a) for purposes of clauses (ii), (iii) and (iv) below, the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the Parent Charter or Parent Bylaws or the certificate of incorporation or bylaws of Merger Sub, (ii) conflict with or violate any Law applicable to the Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Parent Material Contract or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of Parent or Merger Sub, except, with respect to clauses (ii), (iii) and (iv) of this Section 4.5(b), as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 SEC Reports and Financial Statements.

(a)       Parent has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed or furnished by Parent since January 1, 2015 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Parent SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, the Securities Act and the Exchange Act (to the extent then applicable) and (ii)did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)       Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”), (i) complied, as of its respective date of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects and in accordance with GAAP the consolidated financial position of Parent and as of the respective date thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).

(c)       Parent has maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) substantially as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document, or any amendment thereto, its conclusions about the effectiveness of the internal control structures and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent management’s most recently completed assessment of Parent’s internal controls over financial reporting prior to the date hereof, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internals that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial data and (ii) Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(d)       To the Knowledge of Parent as of the date hereof, there are no outstanding or unresolved comments in any comment letters from the Staff of the SEC relating to Parent SEC Documents and received by Parent prior to the date hereof. None of Parent SEC Documents filed on or prior to the date hereof is, to the Knowledge of Parent as of the date hereof, subject to ongoing SEC review or investigation.

Section 4.7 No Undisclosed Liabilities. As of the date hereof, except as reflected or reserved against in the balance sheet of Parent dated December 31, 2016 included in the Form 10-K filed by Parent with the SEC on February 28, 2017 (or described in the notes thereto), neither Parent nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance of with GAAP except (a) Liabilities incurred since December 31, 2016, in the ordinary course of business consistent with past practice which would not reasonably be expected to have a Parent Material Adverse Effect and (b) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (c) Liabilities that would not reasonably be expected to be material to Parent and the QVC Group Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Parent SEC Documents.

Section 4.8 Absence of Certain Changes. Since January 1, 2017, (a) through the date hereof, there has been no event or condition which has had, or would reasonably be expected to have, a Parent Material Adverse Effect and (b) the QVC Group Subsidiaries have, in all material respects, conducted their business in the ordinary course consistent with past practice.

Section 4.9 Litigation. As of the date hereof, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent or any of the QVC Group Subsidiaries or any of its or their respective properties or assets that if decided adversely against the Parent would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub nor any QVC Group Subsidiary (or any of its or their respective properties or assets) is subject to or bound by any Order except as set forth on Section 4.9 of the Parent Disclosure Letter (true, complete and correct copies of which have been made available to the Company prior to the date hereof) and Parent, Merger Sub and each QVC Group Subsidiary, as applicable, have complied with, and are now in compliance with, all such Orders, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.10 Compliance with Applicable Laws.

(a)       Parent and the QVC Group Subsidiaries have since January 1, 2015 complied, and are now in compliance, in each case, with all applicable Laws, except as would not reasonably be expected to be material to the QVC Group Subsidiaries, taken as a whole. To the Knowledge of Parent, (i) no investigation or review by any Governmental Authority with respect to Parent or any of the QVC Group Subsidiaries is pending or threatened that would reasonably be expected to be material to the QVC Group Subsidiaries, taken as a whole and (ii), no Governmental Authority has indicated in writing to Parent prior to the date hereof an intention to conduct any such investigation or review.

(b)       Parent and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of business of the QVC Group Subsidiaries or ownership of the QVC Group Subsidiaries respective assets and properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all such Governmental Permits and, to the Knowledge of Parent, no such Governmental Permits are subject to any formal revocation, withdrawal, suspension, cancellation, termination or modification action by the issuing Governmental Authority that would reasonably be expected to be material to the QVC Group Subsidiaries, taken as a whole.

(c)       Parent is not an “investment company” under the Investment Company Act of 1940.

Section 4.11 Tax Matters

(a)       Holdings is an indirect, wholly-owned subsidiary of Parent. Holdings is treated as an entity disregarded as separate from Parent for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii). Parent has no plan or intention to take any action, or to cause Holdings to take any action, in connection with the Merger that would have the effect of causing Holdings to be treated as other than an entity disregarded as separate from Parent for U.S. federal income tax purposes.

(b)       Holdings owns directly the Parent Shares. Other than the Parent Shares, Company Rights that were issued in respect of such Parent Shares, and any shares of Company stock acquired pursuant to the exercise of Company Rights, none of Parent, any Subsidiary of Parent, or any person related (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Parent owns any shares of Company stock or any rights to acquire any shares of Company stock (except pursuant to the Agreement). Holdings acquired all of the Parent Shares before January 1, 2012 in one or more transactions that were not part of a plan that includes the Merger.

(c)       None of Parent, Merger Sub or any of their respective Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or preclude the Merger from qualifying as a “reorganization” described in Section 368(a)(1)(B) of the Code.

Section 4.12 Employee Matters. For each Parent Plan in effect with respect to Parent or QVC, Inc. or any of its Subsidiaries which Parent Plan is material to the QVC Group taken as a whole, subject to applicable Law, Parent has made available to the Company a copy of such plan and all material amendments thereto. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Knowledge of Parent, is threatened against or threatened to involve, any Parent Plan before any Governmental Authority that, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No QVC Group Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement in the United States. To the Knowledge of Parent, as of the date hereof there is no labor union organizing activity being conducted with respect to any material segment of the employees of the QVC Group Subsidiaries in the United States.

Section 4.13 Material Contracts. Except as set forth on Section 4.13(a) of the Parent Disclosure Letter, as of the date of this Agreement, no QVC Group Subsidiary is a party to, or bound by, any of the following (each, a “Parent Material Contract”):

(i)       any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act (other than any Parent Plan);

(ii)       any material Contract relating to Indebtedness for borrowed money or financial guaranty thereof for an amount (other than ordinary course arrangements among the Subsidiaries of Parent) in excess of $50,000,000, other than Contracts among Parent and/or its wholly owned Subsidiaries;

(iii)       any Contract that limits the ability of any of the QVC Group Subsidiaries to compete in any line of business or within any geographic area or with any Person (other than Contracts with such restrictions that are not material to the conduct of business of the QVC Group, taken as a whole);

(iv)       any Contract involving future payments, performance of services or delivery of goods or materials to or by any of the QVC Group Subsidiaries of an amount or value reasonably expected to exceed $50,000,000 in the aggregate during the twelve (12) month period following the date hereof;

(v)       any Contract entered into after January 1, 2017 involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business (other than equipment or inventory in the ordinary course of business) or capital stock or other equity interests of another Person for aggregate consideration (in one or a series of related transactions) under such Contract of $50,000,000 or more;

(vi)       any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any agreement or arrangement with respect to the QVC Group Subsidiaries;

(vii)       the GCI Reorganization Agreement, including any exhibits, schedules or annexes thereto (it being understood that certain of such exhibits, schedules and annexes are forms which will be executed at the closing thereunder and do not constitute binding agreements prior to their execution), and any material written Contract entered into in connection therewith to which Parent or any of its Subsidiaries is a party;

(viii)       any Contract that restricts the ability of any of the QVC Group Subsidiaries to guarantee Indebtedness of another Person; or

(ix)       any Contract that restricts the ability of a QVC Group Subsidiary to pay dividends, make distributions, make loans or transfer assets to its equity holders.

(b)       Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to a Parent Material Contract, is in breach or violation of, or in default under, any Parent Material Contract, (i) with respect to either Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other party to a Parent Material Contract, no event has occurred or circumstance exists which would reasonably be expected to result in a breach or violation of, or a default under, any Parent Material Contract (in each case, with or without notice or lapse of time or both), and (ii) each Parent Material Contract is valid and binding on each of Parent and its Subsidiaries, as applicable, and, to the Knowledge of Parent, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of Parent and its Subsidiaries, as applicable, and, to the Knowledge of Parent each other party thereto, in the case of each of the foregoing, other than as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.14 Brokers and Other Advisors. Except for fees payable to Allen & Company pursuant to an engagement letter, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.15 Disclosure Documents. The information with respect to Parent or any of its Subsidiaries or Affiliates (including for this purpose the Permitted Holders) supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.15 do not apply to statements or omissions included or incorporated by reference in the Registration Statement or Proxy Statement based upon information supplied to Parent by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.16  Investigation by Parent; Limitation on Warranties. Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations and financial condition of the Company and acknowledges that Parent has been made available access to personnel, properties, premises and records of the Company for such purposes. In entering into this Agreement, except as expressly provided herein, Parent has relied solely upon its independent investigation and analysis of the Company and Parent acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Parent also acknowledges and agrees that the Company does not make any representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to Parent or its Representatives or Affiliates.

Article V
COVENANTS

Section 5.1  Operating Covenants of the Company and Certain Covenants of Parent.

(a)  Operating Covenants of the Company. From the date hereof until the Effective Time, except (x) as expressly required or contemplated by this Agreement or any Contract in effect as of the date hereof (a true, correct and complete copy of which has been made available to Parent), (y) as consented to in writing by Parent or (z) as set forth in the Company Disclosure Letter, the Company will, and will cause each of its Subsidiaries to, (A)

conduct its business in the ordinary course of business consistent with past practice and (B) use reasonable best efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties. In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (1) as expressly required or contemplated by this Agreement or any Contract in effect as of the date hereof (a true, correct and complete copy of which has been made available to Parent), (2) as consented to in writing by Parent (which consent shall not, except in the case of clauses (i), (ii) and (v), be unreasonably withheld, delayed or conditioned) or (3) as set forth in the Company Disclosure Letter:

(i)                 Governing Documents. The Company shall not amend or propose to amend the Company Charter or Company Bylaws, and shall cause each of its Subsidiaries not to amend or propose to amend its respective certificate of incorporation or bylaws or similar organizational or governance documents.

(ii)               Issuance of Securities. The Company shall not, and shall cause each of its Subsidiaries not to, (A) authorize for issuance, issue, deliver, sell or transfer or agree or commit to issue, deliver, sell or transfer any shares of any class of capital stock of or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for, or any options, warrants, or other rights of any kind to acquire, any shares of any class or series of such capital stock, or any other equity interest, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company or the issuance of Company Common Stock issuable pursuant to Company Equity Awards issued under the Company Plans and outstanding as of the date of this Agreement or granted after the date of this Agreement as permitted under Section 5.1(a)(viii), (B) amend or modify any term or provision of any of its outstanding equity securities (other than with respect to Company Equity Awards as permitted under Section 5.1(a)(viii)) or (C) accelerate or waive any restrictions pertaining to the vesting of any options or other equity awards, warrants or other rights of any kind to acquire any shares of capital stock (other than with respect to Company Equity Awards as permitted under Section 5.1(a)(viii)); provided, however, that the Company may grant equity securities to the extent required pursuant to the terms of and in accordance with the Company Rights Plan.

(iii)             No Dispositions. The Company shall not, and shall cause each of its Subsidiaries not to, sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any tangible or intangible property or tangible or intangible assets of the Company or any of its Subsidiaries, except (A) in the ordinary course of business consistent with past practice, (B) with respect to any business or business line, on arms-length terms in an amount not to exceed $10,000,000 in the aggregate, or (C) to the Company or a wholly owned Subsidiary of the Company.

(iv)             No Acquisitions. The Company shall not, and shall cause each of its Subsidiaries not to, (A) acquire or agree to acquire, directly or indirectly, by merger, consolidation or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of, any properties or assets constituting a business or outside the ordinary course of business with a fair market value in excess of $10,000,000 in the aggregate or (B) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

(v)               Dividends; Changes in Stock. The Company shall not, and shall cause each of its Subsidiaries not to, and shall not propose or commit to (and shall cause each of its Subsidiaries not to propose or commit to), (A) declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than any dividend or distribution by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company) or enter into any voting agreement with respect to the capital stock of the Company, (B) reclassify, combine, split or subdivide any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (C) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity interests of the Company or any of its Subsidiaries (other than in connection with the exercise, settlement or vesting of any Company Equity Awards); provided that the Company may continue to declare and pay regular quarterly cash dividends to the holders of shares of Company Common Stock in an amount not to exceed $0.35 per share of Company Common Stock per fiscal quarter (provided that such dividends shall not be paid using funds borrowed specifically for that purpose).

(vi)             Investments; Indebtedness. The Company shall not, and shall cause each of its Subsidiaries not to, or otherwise agree to, (A) make any loans, advances or capital contributions to, or investments in, any other Person, other than investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company or otherwise in the ordinary course of business, (B) incur, assume or modify any Indebtedness for borrowed money or (C) assume, guarantee, endorse or otherwise become liable or responsible (directly or contingently), Indebtedness for borrowed money other than, in the case of clause (B) and (C), (1) any Indebtedness or guarantee thereof incurred in the ordinary course of business or (2) Indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of Indebtedness of any wholly owned Subsidiary of the Company; provided, that nothing in this Section 5.1(a)(vi) shall prohibit the Company from complying with its obligations under Section 5.16.

(vii)           Material Contracts. Except as otherwise set forth in this Agreement (including pursuant to Section 5.16), the Company shall not, and shall cause each of its Subsidiaries not to, (A) cancel, terminate, extend, renew or materially amend any Company Material Contract, (B) waive, release or assign, in any respect, any material rights or obligations under any Company Material Contract or (C) enter into any Contract which would have been a Company Material Contract pursuant to clause (i), (iii), (iv), (vi), (vii), (ix), (xi) or (xiii) of the definitions thereof if entered into prior to the date hereof.

(viii)         Benefits Changes. Except as set forth on Section 5.1(a)(viii) of the Company Disclosure Letter, as required under applicable Law or the terms of any Company Plan, or in the ordinary course of business consistent with past practice with respect to any Company Employee who is not a Key Employee, the Company shall not, and shall cause each of its Subsidiaries not to, (A) materially increase the compensation or benefits of, or make any loans to, any Company Employee or non-employee director, (B) grant, provide, or increase any bonus, severance, change of control or retention payments or benefits to any Company Employee or non-employee director, or grant, issue, or modify any equity or equity-based awards to any Company Employee or non-employee director that may be settled in any capital stock or other equity interests or securities of the Company or any of its Subsidiaries (provided that Parent’s consent for any action taken by the Company pursuant to this Section 5.1(a)(viii)(B) with respect to any Key Employee may not to be unreasonably withheld, conditioned or delayed), (C) establish, adopt, or enter into any new collective bargaining, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, severance, retention or other compensation or benefit agreement, plan or arrangement for the benefit of any current or former Company Employee or non-employee director, (D) materially amend or materially modify any existing Company Plan, (E) accelerate the payment of compensation or benefits to any Company Employee or non-employee director, (F) hire any new Company Employee (which, for the avoidance of doubt, excludes any Company Employee who would be a Key Employee), consultant or other service provider, or terminate any Key Employee other than for “cause” (as determined in the ordinary course of business consistent with past practice), or (G) renew or enter into any material modification of any labor agreement or implement or announce any material reduction in labor force or mass lay-offs.

(ix)             Accounting Matters. The Company shall not change its method of accounting, except (A) as required by changes in GAAP or Regulation S-X under the Exchange Act, or (B) as may be required by a change in applicable Law. The Company shall not, and shall cause each of its Subsidiaries not to, change its or any such Subsidiary’s fiscal year.

(x)               Tax Matters. Except as required by applicable Law, the Company shall not, and shall cause each of its Subsidiaries not to, (A) make, change or revoke any material Tax election (other than making any Tax election consistent with past practice), (B) file any amended Tax Return relating to a material amount of Taxes, (C) settle or compromise any material Tax Liability with any Taxing Authority, (D) surrender any right to claim a material refund of Taxes, (E) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) relating to Taxes, or (G) make a material change in its method of Tax accounting.

(xi)             Capital Expenditures. The Company shall not, and shall cause each of its Subsidiaries not to, authorize, or enter into any commitment for, any capital expenditures with respect to tangible property or real property other than (A) the capital expenditures set forth on Section 5.1(a)(xi) of the Company Disclosure letter and (B) any capital expenditure not set forth on Section 5.1(a)(xi) of the Company Disclosure Letter that is made in the ordinary course of business consistent with past practice (provided that the aggregate amount of all such capital expenditures under this clause (B) shall not exceed $10,000,000).

(xii)           Lines of Business/New Subsidiaries. The Company shall not, and shall cause each of its Subsidiaries not to, (A) enter into any new line of business other than the lines of business in which the Company and its Subsidiaries are currently engaged as of the date of this Agreement or (B) establish any new Subsidiary or joint venture.

(xiii)         Discharge of Liabilities. The Company shall not, and shall cause each of its Subsidiaries not to, pay, discharge, settle or compromise, or fail to defend, any Actions before any Governmental Authority or consent to the entry of any Order in connection therewith, other than (A) in the ordinary course of business consistent with past practice where the amounts paid or to be paid are in an amount less than $5 million in the aggregate (net of amounts covered by insurance or indemnification agreements with third parties), (B) that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries and (C) that do not impose any material restrictions on the business of the Company or any of its Subsidiaries, or on the Surviving Corporation following the Effective Time.

(xiv)         Certain Actions. The Company shall not, and shall cause each of its Subsidiaries not to, (A) (1) cancel, terminate, extend, renew or materially amend any Company Material Contract, (2) waive, release or assign, in any respect, any material rights or obligations under any Company Material Contract, or (3) enter into any Contract which would have been a Material Contract if entered into prior to the date hereof, or (B) acquire, or agree to acquire, directly or indirectly, by merger, consolidation or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of, any properties or assets of any corporation, partnership, association or other business organization, in the case of clause (A) or (B), if such action would reasonably be expected to prevent, materially delay or impede the Closing.

(xv)           General. The Company shall not, and shall cause each of its Subsidiaries not to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing set forth in this Section 5.1(a).

(b)               Certain Covenants of Parent. From the date hereof until the Effective Time, except (w) as expressly required or contemplated by this Agreement any Parent Material Contracts in effect as of the date hereof, (x) as set forth above or as listed on Section 5.1(b) of Parent Disclosure Letter or (y) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)                 Governing Documents. Parent shall not, and shall cause each of the QVC Group Subsidiaries not to, amend or propose to amend the Parent Charter or Parent Bylaws, or the certificate of incorporation, bylaws or other similar organizational or governance document of Merger Sub or any of the QVC Group Subsidiaries.

(ii)               No Dissolution: Parent shall not authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Parent or any QVC Group Subsidiary.

(iii)             Issuance of Parent QVC Common Stock: Parent shall not (A) authorize for issuance or issue (or enter into any agreement to authorize for issuance or issue) any shares of Parent QVC Common Stock, except for issuances of shares of Parent QVC Common Stock (x) to raise cash at then-prevailing market prices or (y) in connection with the acquisition, by merger, consolidation or otherwise, or purchase of a substantial equity interest in, or a substantial portion of, the assets of any corporation, partnership, association, or other business organization or division thereof (other than, in the case of each of clause (x) and clause

(y), issuances made in connection with any transaction involving the Permitted Holders, the Specified Persons or their respective controlled Affiliates), (B) issue or grant, or commit to issue or grant, any compensatory equity awards, including options, stock appreciation rights, restricted stock units or shares of restricted stock, with respect to shares of Parent QVC Common Stock, other than (1) pursuant to Parent’s equity incentive plans in the ordinary course of business consistent with past practice, provided that such awards shall be in the form and terms used in the ordinary course of business for these purposes and any such options shall have an exercise price not less than the fair market value of the Parent QVC Common Stock covered by such options determined as of the time of the grant of such options, or (2) pursuant to any employment Contract in effect on the date hereof or executed following the date hereof in the ordinary course of business consistent with past practice, (C) amend any material term of any compensatory equity awards with respect to shares of Parent QVC Common Stock, except in the ordinary course of business consistent with past practice or (D) accelerate the vesting of any compensatory equity awards with respect to shares of Parent QVC Common Stock to the extent that such acceleration of vesting does not occur automatically under the terms of the applicable award (other than any acceleration effected in the ordinary course of business consistent with past practice).

(iv)             Cash Dividends. Parent shall not declare, set aside, make or pay any cash dividend or make any other cash distributions with respect to the Parent QVC Common Stock; provided, that, for the avoidance of doubt, this Section 5.1(b)(iv) shall not prohibit any cash repurchases of Parent QVC Common Stock made pursuant to ordinary course share repurchase programs.

(v)               Reattributions. Parent shall not reattribute to the QVC Group any assets or liabilities attributed to the Ventures Group or reattribute to the Ventures Group any assets or liabilities attributed to the QVC Group (any such action, an “Attribution Change”), unless such Attribution Change (A) is made in accordance with the Parent Charter and the Management and Allocation Policies of Parent as made available to the Company prior to the date hereof, (B) is not made with a purpose of causing, and is not reasonably expected to cause, a material detriment to the value of the QVC Group, taken as a whole, and (C) would not prevent, impair or materially delay the ability of the Company, Parent or Merger Sub to consummate the transactions contemplated hereby, including the Merger; provided, however, that, notwithstanding anything contained in this Section 5.1(b)(v), Parent shall be permitted to take any action permitted by Section 5.20 of the GCI Reorganization Agreement as provided to the Company prior to the date hereof.

(vi)             GCI Reorganization Agreement. Parent shall not, and shall cause each of its Subsidiaries not to, amend, supplement, modify or waive any provision of, or consent to any action (or inaction) of any other person otherwise prohibited under, the GCI Reorganization Agreement, including any exhibits, schedules or annexes thereto (it being understood that certain of such exhibits, schedules and annexes are forms which will be executed at the closing thereunder and do not constitute binding agreements prior to their execution), or any material written Contract entered into in connection therewith to which Parent or any of its Subsidiaries is a party, or otherwise waive, release or assign any rights, claims or benefits thereunder, except as (A) is not made with a purpose of causing, and is not reasonably expected to cause, a material detriment to the value of the QVC Group, taken as a whole, and (B) would not reasonably be expected to prevent, impair or materially delay the ability of the Company, Parent or Merger Sub to consummate the transactions contemplated hereby, including the Merger.

(vii)           General. Parent shall not, and shall cause each of its Subsidiaries not to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing set forth in this Section 5.1(b).

Section 5.2               No Solicitation by Company. Alternative Company Transaction. The Company will, and will cause each of its Subsidiaries and each of the directors, officers and employees of the Company and its Subsidiaries to, and shall use commercially reasonable efforts to cause their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Third Party conducted prior to the date hereof with respect to any Alternative Company Transaction Proposal. The Company will promptly request each such Person that has, within the 12 months preceding the date hereof, executed a confidentiality agreement in connection with its consideration of any Alternative Company Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company shall not, and shall cause its Subsidiaries and each of the directors, officers and employees not to, and shall use commercially reasonable efforts to cause the Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Company Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Company Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would in each case reasonably be expected to lead to any Alternative Company Transaction Proposal, except in each case as provided herein; provided that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may in any event (A) seek to clarify the terms and conditions of any inquiry or proposal to determine whether such inquiry or proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal (it being understood that any such communications with any such Third Party shall be limited to the clarification of the original inquiry or proposal made by such Third Party and shall not include (x) any negotiations or similar discussions with respect to such inquiry or proposal or (y) the Company’s view or position with respect thereto) and (B) inform any Person that makes an Alternative Company Transaction Proposal of the restrictions imposed by the provisions of this Section 5.2. Notwithstanding the foregoing, the Company will not be in breach of Section 5.2 as a result of actions taken by any Person designated to the Company’s board of directors pursuant to the Spinco Agreement (except for any actions taken at the direction or with the consent of the Company’s board of directors).

(b)               Superior Company Proposal. Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, in the event that the Company receives after the date of this Agreement and prior to obtaining the Company Stockholder Approvals, a bona fide written Alternative Company Transaction Proposal which did not result from a breach of this Section 5.2 and which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and a financial advisor) to be, or to be reasonably expected to lead to, a Superior Company Proposal, and that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Company may then take the following actions:

(i)                 Engage in negotiations with, furnish any information with respect to the Company and its Subsidiaries to and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, the Person or group (and their respective Representatives) making such Alternative Company Transaction Proposal; provided, that prior to furnishing any such information, it (x) receives from such Person or group an executed confidentiality agreement containing terms and restrictions, including a standstill provision with respect to such Person or group, that are customary for confidentiality agreements executed in similar circumstances and (y) provides prior written notice to Parent in accordance with Section 5.2(c); and

(ii)               Following any discussions regarding, and the execution of, the confidentiality agreement referenced in the foregoing clause (i), engage in further discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Company Transaction Proposal.

(c)                Notification. In addition to the obligations of the Company set forth in Sections 5.2(a), (b) and (d) hereof, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Company Transaction Proposal, or any inquiry or request for information from, or for the initiation of negotiations with, the Company or its Representatives concerning an Alternative Company Transaction Proposal, the Company shall provide Parent with an initial written notice of such Alternative Company Transaction Proposal, inquiry or request. The Company’s notice shall include a written summary of the material terms and conditions of such Alternative Company Transaction Proposal, inquiry or request (including copies of any written proposed agreements), and the identity of the Person or group of Persons making such Alternative Company Transaction Proposal, inquiry or request. In addition, the Company shall (i) keep Parent reasonably currently informed of the status of, the written or material oral communications regarding, and the material terms and conditions of, such Alternative Company Transaction Proposal, inquiry or request, and any related discussions or negotiations, and (ii) provide Parent promptly (and in any event within forty-eight (48) hours) with all material non-public information concerning the Company or any of its Subsidiaries that is made available to the Person or group of Persons making such Alternative Company Transaction Proposal (or any of their Representatives) which was not previously made available to Parent or its Representatives.

(d)               Change of Recommendation. Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withdraw (or qualify, amend or modify in a manner adverse to Parent) or publicly propose to withdraw (or qualify, amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Company Transaction Proposal, (C) make any public recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or fail to recommend against acceptance of such tender or exchange offer by the close of business on the 10th business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act (it being understood and agreed that the Company’s Board of Directors and the Special Committee may take no position with respect to an Alternative Company Transaction Proposal that is a tender offer or exchange offer during the period referred to in this clause) or (D) other than with respect to a tender offer or exchange offer, fail to publicly reaffirm its approval or recommendation of this Agreement within five (5) Business Days after Parent so requests in writing if an Alternative Company Transaction Proposal or any material modification thereto shall have been made publicly or sent or given to the Company Stockholders (or any Person or Group of Persons shall have publicly announced an intention, whether or not conditional, to make an Alternative Company Transaction Proposal) (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) except as expressly provided herein, approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (a “Company Acquisition Agreement”) (A) constituting, or providing for, any Alternative Company Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Section 5.2 or in any other provision of this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, subject to compliance with Section 5.2(e), solely in response to either (x) a Company Intervening Event or (y) a Superior Company Proposal, make a Company Adverse Recommendation Change or, solely in response to an Alternative Company Transaction Proposal, terminate this Agreement pursuant to Section 7.1(c)(i) in order to enter concurrently into a definitive agreement with respect to a Superior Company Proposal, if in either case the Board of Directors of the Company determines in good faith after consultation with the Special Committee and its outside legal counsel and financial advisor, that the failure to take such action would be likely to be inconsistent with its fiduciary duties under applicable Law.

(e)                The Company shall not make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(c)(i) in order to enter concurrently into a definitive agreement with respect to a Superior Company Proposal unless (i) the Company shall have first (A) provided to Parent four (4) Business Days’ prior written notice (the “Company Notice Period”), which notice shall state expressly (1) that it has received a Superior Company Proposal or that there has been a Company Intervening Event, (2) in the case of a Superior Company Proposal, the material terms and conditions of the Superior Company Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Company Proposal), and that the Company shall have provided to Parent prior to or contemporaneously with the delivery of such notice a copy of the relevant material proposed transaction agreements with the Person or group of Persons making such Superior Company Proposal and other material documents (it being understood and agreed that any amendment (or subsequent amendment) to the financial terms, including but not limited to the proposed purchase price, or to any other material term of such

Superior Company Proposal shall each require the Company to provide a new notice to Parent in accordance with this clause (e), provided that the Company Notice Period in connection with any such new notice shall be three (3) Business Days (the “Amended Company Notice Period”)) and (4) that it intends to make a Company Adverse Recommendation Change or terminate this Agreement and specifying, in reasonable detail, the reasons therefor, and (B) prior to making a Company Adverse Recommendation Change or terminating this Agreement, during the Company Notice Period or the Amended Company Notice Period, as applicable, to the extent requested by Parent, engaged in good faith negotiations with Parent during such Company Notice Period or Amended Company Notice Period, as applicable, to amend this Agreement, and has considered in good faith any bona fide offer (a “Parent Offer”) by Parent to the Company, and, after such negotiations and good faith consideration of such Parent Offer, if any, the Board of Directors of the Company again makes the determination described in the last sentence of Section 5.2(d) (it being understood that the delivery of the notification contemplated by this Section 5.2(e) shall not, in and of itself, constitute a Company Adverse Recommendation Change) and (ii) the Company shall have complied with this Section 5.2 in all material respects.

(f)                Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Alternative Company Transaction Proposal or (ii) making any “stop look and listen” or similar communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act, provided that, except as otherwise required by applicable Law, in no event shall the Company or its Board of Directors take, or agree or resolve to take, any action prohibited by this Section 5.2, except as provided herein. For the avoidance of doubt, if any disclosure or other action pursuant to clause (i) of this Section 5.2(f) includes a Company Adverse Recommendation Change, it shall be deemed to be a Company Adverse Recommendation Change for all purposes under this Agreement.

Section 5.3               Preparation of SEC Documents; Company Stockholders’ Meeting.

(a)                Proxy Statement; Registration Statement and Prospectus.

(i)                 As promptly as practicable following the date hereof, and in any event within sixty (60) days following the date of this Agreement, Parent and the Company shall prepare and Parent shall file with the SEC, the Registration Statement, in which the Proxy Statement will be included. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Parent and the Company shall furnish all information concerning it and its Subsidiaries and Affiliates as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy

Statement and the Registration Statement. The Company will cause the Proxy Statement to be mailed to the Company Stockholders promptly after the Registration Statement is declared effective under the Securities Act.

(ii)               All filings by the Company or Parent with the SEC in connection with the transactions contemplated hereby and all mailings by the Company to the Company Stockholders in connection with the Merger and the other transactions contemplated by this Agreement shall be subject to the prior review and reasonable comment by the other party.

(iii)             Each of Parent and the Company shall (A) as promptly as practicable notify the other of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Registration Statement (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Parent QVCA Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction) and (2) any request by the SEC for any amendment or supplements to the Proxy Statement or the Registration Statement or for additional information with respect thereto and (B) supply each other with copies of (1) all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger and (2) all Orders of the SEC relating to the Registration Statement.

(iv)             Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the meeting of Company Stockholders (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(v)               If at any time prior to the Effective Time any information relating to the Company or Parent or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders.

(b)               Company Stockholders’ Meeting.

(i)                 The Company shall duly give notice of, convene and hold the Company Stockholders’ Meeting as promptly as practicable following the date the Registration

Statement is declared effective under the Securities Act and the SEC Staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, for the purpose of seeking the Company Stockholder Approval and shall, subject to Section 5.2(d), (A) recommend to its stockholders the adoption of this Agreement and include in the Proxy Statement such recommendation and (B) use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approval. Once the Company Stockholders’ Meeting has been called and noticed, the Company shall not adjourn or postpone the Company Stockholders’ Meeting without the consent of Parent other than (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company Stockholders a reasonable amount of time in advance of a vote on the adoption of this Agreement, (y) if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (z) otherwise to comply with applicable Law; provided that in the case of either clause (x), (y) or (z), the Company Stockholders’ Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect the Company’s obligation to hold the Company Stockholders’ Meeting as aforesaid). The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law, the rules of NASDAQ and the Company Charter and the Company Bylaws. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.3(b) (including its obligation to hold the Company Stockholders’ Meeting at which this Agreement shall be submitted to the Company Stockholders for adoption as aforesaid) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Company Transaction Proposal or by a Company Adverse Recommendation Change, unless this Agreement has been terminated pursuant to Section 7.1(c)(i).

(ii)               Except to the extent expressly permitted by Section 5.2, (A) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (B) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting and (C) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its Board of Directors that Company Stockholders vote in favor of the adoption of this Agreement.

Section 5.4               Access to Information; Confidentiality.

(a)                Access to Information. Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Effective Time, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries and each of its and its Subsidiaries’ respective officers, directors and employees to, and shall use its reasonable best efforts to cause its Representatives to, afford the other party hereto, and such other party’s officers, directors, employees and Representatives, following reasonable notice from the examining party in accordance with this Section 5.4, reasonable access during normal business hours to officers, employees, agents, properties, offices and other facilities, books and records of each of it and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested and, during such period shall furnish, and shall cause to be furnished, as promptly as reasonably practicable, a copy of each report, schedule and other document filed or received pursuant to the requirements of the federal securities laws or a Governmental Authority, except, with respect to examination reports, as may be restricted by applicable Law. Notwithstanding the foregoing, the neither party shall be obligated to disclose any information that, in its reasonable judgment, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order or (ii) the disclosure of which could cause the loss or waiver of any attorney-client or other legal privilege or trade secret protection (provided that the such party will use its reasonable best efforts to provide such disclosure in a manner that would not have the effects described in the foregoing (i) and (ii)). The examining party shall be entitled to have its Representatives present at all times during any such inspection. No investigation pursuant to this Section 5.4 or information provided, made available or delivered pursuant to this Section 5.4 or otherwise shall affect any representations or warranties or conditions or rights contained in this Agreement.

(b)               Limitations. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 or Section 5.5 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Each of the Company and Parent agree that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.4 for any competitive or other purpose unrelated to the consummation of the Merger.

(c)                Confidentiality. All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms.

Section 5.5               Reasonable Best Efforts.

(a)                Governmental and Third Party Approvals. Each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) preparing and filing as soon as practicable (which, in the case of each of the Notification and Report Form pursuant to the HSR Act and the FCC Applications, shall be within twenty-five (25) days after the date hereof) all forms, registrations and notices required to be filed prior to the Closing to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party required to be obtained prior to the Closing, including filings pursuant to the HSR Act, the Communications Act or as required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters, (ii) responding as promptly as reasonably practicable to any inquiries received from the FTC, the Antitrust Division or the FCC for additional information or documentary material, (iii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party; provided, however, that, in connection with any such approvals, consents, exemptions or waivers from third parties (excluding Governmental Authorities), (x) the parties hereto shall not be required to (and they shall not be required to cause any of their Subsidiaries to) make any material payments or incur any other material Liabilities (including becoming a guarantor of any Contract) and (y) neither the Company nor any of its Subsidiaries shall agree to make any payments or incur any other Liabilities, or make or agree to make any amendment to the terms of any applicable Contract, in order to obtain any such consent, approval, authorization or waiver without the prior written consent of Parent; provided, further, that, except as expressly required by this Agreement, no consent of any third party (excluding Governmental Authorities) shall be a condition to the Closing pursuant to Article VI, (iv) the defending of any Actions challenging this Agreement or the consummation of the Merger or the other transactions contemplated hereby, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the completion of the Merger and (v) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the Merger and the other transactions contemplated hereby and to fully carry out the purposes of this Agreement. Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby, including the Merger.

(b)               Notification. Each of the Company and Parent shall keep the other party hereto reasonably apprised of the status of matters relating to the consummation of the Merger and the other transactions contemplated hereby. In furtherance of the foregoing, each party shall use its reasonable best efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority or other third party with respect to the Merger or the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority or other third party with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent reasonably practical, not participate in any meeting or teleconference with (A) any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement and (B) any third party (excluding Governmental Authorities) with respect to any material consent, approval or waiver in connection with the Merger or any of the other transactions contemplated by this Agreement, in each case, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority or other third party, as applicable, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other party hereto with such necessary information and reasonable assistance as the Company or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party.

(c)                No Divestitures. In furtherance of the covenants set forth in Section 5.5(a), if any objections are asserted with respect to the Merger or the other transactions contemplated hereby under any domestic or foreign antitrust or Competition Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice, the FCC or any other applicable Governmental Authority challenging the Merger or any of the other transactions contemplated hereby or which would otherwise prohibit or materially impair or delay the consummation of the Merger, Parent shall take all reasonable actions necessary to resolve any such objections or Actions (or threatened Actions) so as to consummate the Merger and the other transactions contemplated hereby as soon as reasonably practicable; provided, however, that notwithstanding anything to the contrary contained in this Agreement, in no case shall the Company or Parent be obligated to (and the Company shall not, without the written consent of Parent, and in no event shall Parent be deemed to have breached any representation, warranty, covenant or agreement solely for refusing to) become subject to, consent to or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including that of its Affiliates (but for the avoidance of doubt excluding any Specified Persons or Permitted Holders, as to whom no such requirements, conditions, understandings, agreements or order shall apply)) in any manner that, either individually or in the aggregate, (i), materially adversely affects the financial condition, business, or the operations of (x) the Company and its Subsidiaries or (y) the QVC Group Subsidiaries, on a consolidated basis and post-Closing basis, or (ii) prohibits or materially limits the ownership, control or operation by (x) the Company and its Subsidiaries or (y) the QVC Group Subsidiaries of any material portion of its or their respective businesses or assets, or compels the Company or Parent (with respect to the QVC Group only) to dispose of or hold separate any of its material businesses or assets or any portion thereof.

(d)               The Company and Parent acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any application for renewal of any low-power television broadcast FCC license and thereby to facilitate the grant of the FCC Approval with respect to such low-power television broadcast FCC license, each of the Company, Parent and their applicable Subsidiaries shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such low-power television broadcast FCC license in connection with (i) any pending complaints that such low-power television broadcast station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such low-power television broadcast station with respect to which the FCC may permit the Company or Parent (or any of their respective Subsidiaries) to enter into a tolling agreement.

(e)                If the Closing shall not have occurred for any reason within the original effective periods of the FCC Approvals, and neither party shall have terminated this Agreement pursuant to the terms hereof, the Company and Parent shall use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Approvals to permit consummation of the transactions hereunder. Upon receipt of the FCC Approvals, the Company and Parent shall use their respective reasonable best efforts to maintain in effect the FCC Approvals to permit consummation of the transactions hereunder.

Section 5.6               State Takeover Statutes. In connection with and without limiting the foregoing, the Company and Parent shall (a) take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or the Merger or any of the other transactions contemplated hereby and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or the Merger or any of the other transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

Section 5.7               Indemnification and Insurance.

(a)                For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers, employees and agents of the Company and its Subsidiaries, and any individuals serving in such capacity at or with respect to other Persons (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by Delaware Law or any other Law or provided under the Company Charter and Company Bylaws, each as in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Company to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation.

(b)               For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company Charter and Company Bylaws, each as in effect on the date hereof.

(c)                From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would materially adversely affect any indemnification right of any Indemnified Person thereunder.

(d)               Neither Parent nor the Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.7 (each, a “Claim”) for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent (such consent not to be unreasonably delayed, withheld or conditioned). The Company, Parent and the Indemnified Persons shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)                Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).  If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(f)                The rights of each Indemnified Person under this Section 5.7 shall be in addition to any rights such Person may have under the Company Charter or Company Bylaws or any similar organizational documents of the Subsidiaries of the Company, under Delaware Law or any other Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(g)               If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7. The obligations of Parent, the Surviving Corporation or any successors or assigns under this Section 5.7 shall continue in full force and effect for a period of six years from the Effective Time (or if later the expiration of all statutes of limitation applicable to any such claim); provided, that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the full and final resolution of such Claim.

Section 5.8               Public Announcements. The Company and Parent shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use reasonable best efforts to agree on, any press release or other public statements with respect to the Merger and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except as either party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if to the extent practical under the circumstances it has used reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that no such consultation shall be required for the Company to make any disclosure or otherwise take any action expressly permitted by Section 5.2. In addition, except (a) to the extent disclosed in or consistent with the Registration Statement or the Proxy Statement in accordance with the provisions of Section 5.3, (b) to the extent necessary to comply with Parent’s periodic reporting obligations under the Exchange Act, (c) for any consent given in accordance with this Section 5.8 or (d) as expressly permitted by Section 5.2, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned. The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the parties. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by this

Agreement beyond the scope of the disclosure included in the press release or public statement with respect to which the other party had been consulted.

Section 5.9               Listing. Parent shall use reasonable best efforts to cause the Parent QVCA Common Stock issuable under Article II to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the Closing.

Section 5.10           Stockholder Rights Plans; Anti-takeover Statutes.

(a)                The Company shall not withdraw, terminate, modify or amend, in any respect, the Company Rights Plan Amendment, without the prior written consent of Parent.

(b)               Prior to the termination of this Agreement, the Company agrees (i) not to adopt any stockholder rights plan or similar plan or agreement in addition to the Company Rights Plan (or to amend the Company Rights Plan in any manner other than pursuant to the Company Rights Plan Amendment) unless such stockholder rights plan by its terms exempts this Agreement and the transactions contemplated hereby, including the Merger, in all respects, including in accordance with Section 3.20, mutatis mutandis, and (ii) to take all action to cause Section 3.19 to be true and correct at all times (and otherwise refrain from taking any action that would cause Section 3.19 to become untrue or incorrect at any time).

Section 5.11           Employee Benefits.

(a)                For the period commencing at the Effective Time and ending on the first anniversary of the date on which the Effective Time occurs, Parent shall provide (or cause to be provided) to each Company Employee who is employed with the Company or any of its Subsidiaries as of immediately prior to the Effective Time (each, a “Continuing Employee”) (i)an annual rate of salary, wages and/or commissions that is no less favorable than the annual rate of salary, wages and/or commissions provided to such Continuing Employee as of immediately prior to the Effective Time, (ii)incentive compensation opportunities (including annual incentives, equity-based incentives and other performance-based compensation) and employee benefits (other than severance) that are substantially comparable in the aggregate to the incentive compensation opportunities and employee benefits (other than severance) provided to such Continuing Employee during applicable periods prior to the Effective Time; provided that, in lieu of equity-based incentives, Parent may provide cash incentives of substantially comparable value, and (iii) severance protections and benefits no less favorable than the severance protections and benefits provided to such Continuing Employee as of immediately prior to the Effective Time.

(b)               Each Continuing Employee who as of immediately prior to the Effective Time is eligible for an annual bonus for 2017 under a Company Plan (other than any performance cash awards that are scheduled to vest on December 31, 2017 and were granted pursuant to the form of award agreement filed as Exhibit 10.24 of the Company’s Form 10-K filed February 21, 2013, which awards shall continue to operate in accordance with the terms thereof) and who remains employed with the Company or Parent or its Affiliates through the regular payment date for such bonus or who experiences an Involuntary Termination (as defined below) after the Effective Time and prior to such regular payment date shall receive, on such regular payment date, the following bonuses: (i) for the period from January 1, 2017 through June 30, 2017, a bonus in an amount determined based on the level of attainment of the applicable performance measures under such Company Plan measured as of the date hereof against budgeted performance for such period (applying the budget in effect as of the date hereof), which bonus, for the avoidance of doubt, will be prorated to reflect the number of calendar days during such period, and (ii) for the period from July 1, 2017 through the earlier of the Effective Time (or the last day of the month immediately preceding the Effective Time, if the Effective Time does not occur on the last day of a month) or December 31, 2017, a bonus in an amount determined based on the level of attainment of the applicable performance measures under such Company Plan measured as of such earlier date against budgeted performance for such period (applying the budget in effect as of the date hereof), but in no event less than 70% of the target amount of such bonus, which bonus, for the avoidance of doubt, will be prorated to reflect the number of calendar days during such period. If the Effective Time occurs in 2018, each Continuing Employee who as of immediately prior to the Effective Time is eligible for an annual bonus for 2018 under a Company Plan and who remains employed with the Company or Parent or its Affiliates through the regular payment date for such bonus or who experiences an Involuntary Termination after the Effective Time and prior to such regular payment date shall receive, on such regular payment date, for the period from January 1, 2018 through the Effective Time (or the last day of the month immediately preceding the Effective Time, if the Effective Time does not occur on the last day of a month), a bonus in an amount determined based on the level of attainment of the applicable performance measures under such Company Plan measured as of the Effective Time (or the last day of the month immediately preceding the Effective Time, if the Effective Time does not occur on the last day of a month) against budgeted performance for such period (applying the budget in effect as of January 1, 2018), but in no event less than 70% of the target amount of such bonus, which bonus, for the avoidance of doubt, will be prorated to reflect the number of calendar days during such period.  For clarity, Parent shall provide (or cause to be provided) to each Continuing Employee an annual bonus opportunity for the post-Effective Time portion of the year in which the Effective Time occurs in accordance with Section 5.11(a)(ii).  “Involuntary Termination” with respect to a Continuing Employee means termination of such Continuing Employee’s employment by the Company or Parent or its Affiliates without “Cause” or by such Continuing Employee for “Good Reason” (as such terms are defined in the Company’s Second Amended and Restated 2008 Stock and Annual Incentive Plan).

(c)                With respect to any health or welfare plan maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate at or after the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation) and their respective third party insurance providers to, (i) waive preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of such Continuing Employee (and his or her eligible dependents) to the extent such requirements were waived or satisfied under the comparable Company Plans and (ii) for any group health plan, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during the plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations. In addition, as of the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation) to, provide each Continuing Employee full credit for purposes of eligibility, vesting, accruals and determination of level of benefits under any employee benefit or compensation plan or arrangement maintained by Parent or any of its Affiliates (including the Surviving Corporation) that such Continuing Employee may be eligible to participate in after the Effective Time for such Continuing Employee’s service with the Company or any of its Subsidiaries, to the same extent that such service was credited for purposes of any comparable Company Plan immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 5.11(c) shall be construed to require crediting of service that would result in (A) duplication of benefits, (B) service credit for benefit accruals under a defined benefit pension plan, or (C) service credit under a newly established plan for which prior service is not taken into account for employees of Parent generally.

(d)               Without limiting the generality of Section 8.4, the provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no current or former Company Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 5.11. No provision of this Section 5.11 shall be construed as a limitation on the right of Parent, to amend or terminate any specific employee benefit plan that Parent would otherwise have under the terms of such employee benefit plan, nor shall any provision of this Section 5.11 be construed to require the continuation of the employment of any particular Continuing Employee. Nothing herein shall be deemed to establish, amend or modify any Company Plan, Parent Plan or other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Merger Sub, the Company or any of their respective Affiliates.

Section 5.12           Tax Matters.

(a)                Certain Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code. The Company and Parent shall cooperate in the provision of tax representation letters substantially similar to the Company Tax Representation Letter and the Parent Tax Representation Letter, respectively, to the Company’s and/or Parent’s counsel, as applicable, as may be reasonably requested in connection with any tax opinion regarding the U.S. federal income tax consequences of the Merger that may be contained or set forth in the Registration Statement or delivered to a Party in connection with the Closing. Except for actions specifically contemplated by this Agreement, none of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code.

(b)               Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) imposed on the Company or the Surviving Corporation shall be paid by either the Company or the Surviving Corporation. The Company and Parent shall cooperate in the preparation, execution, and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.

Section 5.13           Notification of Certain Matters.

(a)                The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Article VI would fail to be satisfied, and (ii) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by such party hereunder such that the conditions to closing set forth in Article VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.13(a) shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be; provided, further, that a party’s good faith failure to comply with this Section 5.13 shall not provide any other party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

(b)               The Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of, or material default under, any Company Material Contract or (ii) any notice or other material communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, regarding any consent that is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery such notice by the Company to Parent pursuant to this Section 5.13(b) shall not limit or otherwise affect the remedies available hereunder to Parent; provided, further, that a party’s good faith failure to comply with this Section 5.13 shall not provide any other party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 5.14           Certain Litigation. The Company shall promptly advise Parent of any Action commenced after the date hereof against the Company or any of its directors by Company Stockholder relating to this Agreement or the Merger and the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action, and shall not settle any such Action without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Parent shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without the prior written consent of the Company.

Section 5.15           Section 16 Matters. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock or acquisitions of Parent QVCA Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any Company Equity Awards or other derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or may become subject to such reporting requirements with respect to Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16           Cooperation as to Certain Indebtedness.

(a)                At Parent’s direction, the Company shall, and shall cause each of its Subsidiaries, and each of its and their respective directors, officers, agents, employees and Representatives to, use reasonable best efforts to commence promptly following the date hereof (or on such other date as Parent may reasonably request) a solicitation of a consent and amendment (the “Credit Agreement Consent and Amendment”) to the Credit Agreement to be effective on the Effective Time, on such terms and conditions requested by Parent, which shall include an agreement by the requisite lenders thereunder that the transactions contemplated by this Agreement, including the Merger, will not result in a Change of Control (as defined in the Credit Agreement); provided that (i) Parent shall consult with the Company regarding the material terms and conditions of the Credit Agreement Consent and Amendment, including the timing and commencement of the Credit Agreement Consent and Amendment and any deadlines, and (ii) the closing of the Credit Agreement Consent and Amendment shall be expressly conditioned on the occurrence of the Effective Time.

(b)               If, prior to the Effective Time, Parent determines in its sole discretion that the Credit Agreement Consent and Amendment will not be obtained and become effective on the Effective Time, the Company shall, and shall cause each of its Subsidiaries, and each of its and their respective directors, officers, agents, employees and Representatives to, use their reasonable best efforts to:

(i)                 on or prior to the Effective Time, (A) repay in full (or in the case of any letters of credit issued thereunder, provide cash collateral in an amount not less than the amount required under the Credit Agreement) all Obligations (as defined in the Credit Agreement) then outstanding, (B) cause the release of any and all Liens (as defined in the Credit Agreement) created or granted under any Credit Document (as defined in the Credit Agreement) or otherwise in favor of the administrative agent, collateral agent or any holder of the Guaranteed Obligations (as defined in the Credit Agreement) as security for such Guaranteed Obligation, and (C) terminate the Credit Agreement, each other Credit Document and each Swap Contract (as defined in the Credit Agreement) (other than Swap Contracts as to which arrangements reasonably satisfactory to Parent have been made with the swap counterparty) (such repayments and terminations, the “Credit Agreement Terminations”), including obtaining a customary payoff letter in form and substance reasonably satisfactory to Parent from the agent under the Credit Agreement (the “Payoff Letter”); it being understood that (1) Parent and the Company shall use their reasonable best efforts to effect the Credit Agreement Termination using funds available pursuant to the Senior Secured Credit Financing; provided, that, to the extent the Senior Secured Credit Financing is not available as a source of funding, Parent shall cause the funds required to effect the Credit Agreement Termination to be made available at the closing; and (2) none of the receipt of the Payoff Letter, the consummation of the Credit Agreement Termination, or of any other financing termination or the release of any Lien, shall be a condition to any of the obligations of Parent or Merger Sub hereunder; and

(ii)               at Parent’s election, cooperate reasonably with and assist Parent, and each of its Subsidiaries, and each of its and their respective directors, officers, agents, employees and Representatives, in connection with new financing arrangements satisfactory to Parent (the “Senior Secured Credit Financing”), including (A) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with ratings agencies on reasonable advance notice, (B) furnishing all customary financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (including pro forma financial statements) as promptly as reasonably practicable, (C) assisting in a reasonable manner with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, information memoranda and packages and similar documents for the Senior Secured Credit Financing and executing customary authorization and management representation letters (including, in the case of a public side version of an information memorandum, a representation to the arranger of the Senior Secured Credit Financing that such public side version does not include material nonpublic information about the Company and its Subsidiaries), in each case, to the extent reasonably necessary for the consummation of the Senior Secured Credit Financing, (D) taking all corporate actions reasonably requested by Parent that are necessary or customary to permit the consummation of the Senior Secured Credit Financing, (E) cooperating reasonably in respect of the preparation of and, if applicable, executing and delivering any underwriting or placement agreements, pledge and security documents, hedging agreements (if required) and other definitive financing documents relating to the Senior Secured Credit Financing, (F) using its reasonable best efforts to obtain, in each case, to the extent necessary for the consummation of the Senior Secured Credit Financing, customary accountants’ comfort letters, consents, surveys and appraisals, engineering reports, environmental and other inspections, title insurance and other documentation and items relating to the Senior Secured Credit Financing and collateral arrangements, as reasonably requested by Parent, (G) executing and delivering any customary and reasonable officer’s certificates, customary closing documents, or other certificates or documents with respect to the Senior Secured Credit Financing, in each case, as may be reasonably requested by Parent, in each case, to the extent necessary for the consummation of the Senior Secured Credit Financing, (H) using reasonable best efforts to facilitate the pledging of collateral for the Senior Secured Credit Financing, including taking commercially reasonable actions necessary to permit the sources of the Senior Secured Credit Financing to evaluate the Company’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements in connection with the Senior Secured Credit Financing and (I) assisting Parent in obtaining ratings in connection with the Senior Secured Credit Financing; provided that (1) in no event shall the receipt or availability of any funds or financing pursuant to the Senior Secured Credit Financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of Parent’s or Merger Sub’s obligations hereunder and (2) none of the Company or any of its Subsidiaries shall be required to execute any definitive documentation pertaining to the Senior Secured Credit Facility until the Effective Time has occurred.

(c)                The Company and its directors, officers, agents, employees and Representatives shall be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any meetings conducted in connection with the Senior Secured Credit Financing. Parent and Merger Sub acknowledge and agree that the Company and each of its Subsidiaries and each of its and their respective directors, officers, agents, employees and Representatives shall not have any responsibility for, or incur any liability to any Person in connection with, the arrangement of the Senior Secured Credit Financing other than with respect to the Financing Fees, which shall be payable by the Company as incurred and reimbursable to the Company as set forth in Section 5.16(f).

(d)               The Company hereby consents to the use of its logos in connection with the Senior Secured Credit Financing; provided that such logos are used solely in a manner that would not reasonably be expected to harm the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(e)                Parent will indemnify and hold harmless the directors, officers, personnel and advisors of the Company and its Subsidiaries against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the activities contemplated by this Section 5.16, including the Credit Agreement Consent and Amendment, the Credit Agreement Terminations, the Payoff Letter and the Senior Secured Credit Financing, or any assistance or activities in connection therewith, except (i) to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company or its Subsidiaries and any of their respective directors, officers, personnel and advisors, and (ii) for Financing Fees incurred by the Company or any of its Subsidiaries, which shall be reimbursed only in the circumstances described in Section 5.16(f).

(f)                The Company will pay all fees and expenses of the Company and its Subsidiaries in connection with the Credit Agreement Consent and Amendment, the Credit Agreement Terminations, the Payoff Letter, the Senior Secured Credit Financing and any other matters contemplated by this Section 5.16 (including fees and expenses of legal counsel and advisors and any applicable indemnification obligations of the Company) (collectively, the “Financing Fees”) when such fees and expenses are due and payable; provided, however, that in the event this Agreement is terminated prior to the Effective Time pursuant to:

(i)                 Section 7.1(a), 7.1(b)(i), or 7.1(b)(ii) then Parent shall reimburse the Company fifty percent (50%) of the Financing Fees;

(ii)               Section 7.1(b)(iii) (if, and only if, the Company has not made a Company Adverse Recommendation Change prior to such termination pursuant to Section 7.1(b)(iii)) or 7.1(c)(ii), then Parent shall reimburse the Company one hundred percent (100%) of the Financing Fees; or

(iii)             Section 7.1(b)(iii) (if, and only if, the Company has made a Company Adverse Recommendation change prior to such termination pursuant Section 7.1(b)(iii)), 7.1(c)(i), 7.1(d)(i) or 7.1(d)(ii), then Parent shall not be required to reimburse the Company any portion of the Financing Fees.

Section 5.17           Stock Exchange Delisting. Prior to the Closing Date, the Company and Parent shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under applicable Law and the rules and policies of NASDAQ to enable the delisting of the shares of Company Common Stock from NASDAQ and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.18           Reservation of Parent QVCA Common Stock. At or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued shares of Parent QVCA Common Stock (a) for the purposes of effecting the conversion of the issued and outstanding shares of Company Common Stock pursuant to Article II, sufficient shares of Parent QVCA Common Stock to provide for such conversion and (b) for the purposes of satisfying the exercise, vesting or settlement of any Company Equity Awards as the same may be adjusted pursuant to Section 2.8, sufficient shares of Parent QVCA Common Stock to provide for such exercise, vesting or settlement.

Section 5.19           Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.20           Voting Agreement.

(a)                At every meeting of the Company Stockholders called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Company Stockholders with respect to any of the following, Parent hereby irrevocably and unconditionally agrees to be present (in person or by proxy) and vote (or cause to be voted), or, with respect to any written consent solicitation, deliver (or cause to be delivered) a written consent with respect to, all of the shares of Company Common Stock Beneficially Owned or owned of record by Parent or any of its Subsidiaries or Affiliates as of the applicable record date (including the Parent Shares) (collectively, the “Subject Securities”): (i) in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and any related proposal in furtherance thereof, (ii) in favor of any proposal to adjourn or postpone any such meeting to a later date if there are not sufficient votes to adopt this Agreement and/or if there are not sufficient shares present in person or by proxy at such meeting to constitute a quorum and (iii) in favor of any other matter necessary to consummate the transactions contemplated by this Agreement.  Parent shall provide the Company with at least five (5) Business Days’ written notice prior to signing any action proposed to be taken by written consent with respect to any Subject Securities.

(b)               Parent hereby revokes any and all previous proxies granted with respect to its Subject Securities.  In the event of a failure by Parent to act in accordance with its obligations pursuant to Section 5.20, Parent hereby irrevocably grants to and appoints the Company (and any designee thereof) as Parent’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Parent, to (i) represent the Subject Securities and (ii) vote, execute written consents and otherwise act (by voting at any meeting of stockholders of the Company or otherwise) with respect to the Subject Securities, in each case, regarding the matters referred to in Section 5.20(a) until the Effective Time, to the same extent and with the same effect as Parent could do under applicable Law.  Parent intends the proxy granted pursuant to this Section 5.20(b) to be irrevocable and coupled with an interest and hereby revokes any proxy previously granted by Parent with respect to the Subject Securities.  Parent hereby ratifies and confirms all actions that the proxy appointed hereunder may lawfully do or cause to be done in accordance with this Agreement. Notwithstanding the foregoing, this proxy shall automatically be revoked at the Effective Time. The parties acknowledge and agree that neither the Company, nor any of its Affiliates, shall owe any duty (fiduciary or otherwise), or incur any liability of any kind to Parent or any of its Affiliates, in connection with or as a result of the exercise of the powers granted to the Company by this Section 5.20(b).

(c)                Subject to Section 5.20(d), Parent covenants and agrees that, prior to receipt of the Company Stockholder Approval, it will not, and will not permit any of its Subsidiaries or Affiliates to, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise) or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Securities, (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Securities in respect of any matter addressed by this Agreement, (iii) deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Securities or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iv) enter into any Contract with respect to the Transfer of any Subject Securities or (v) take any other action, that would restrict, limit or interfere with the performance of Parent’s obligations hereunder. Any purported Transfer of the Subject Securities in violation of this Section 5.20(c) shall be null and void ab initio.

(d)               Notwithstanding anything to the contrary in this Section 5.20, “Transfer” shall exclude, with respect to any Subject Securities, the entry into or performance of any Financing Transaction in respect of the Subject Securities and any payment or settlement thereunder, the granting of any lien, pledge, security interest, or other Encumbrance in or on such Subject Securities to a Financing Counterparty in connection with any Financing Transaction, the rehypothecation of any Subject Securities by the Financing Counterparty in connection with a Financing Transaction, and any transfer to, by or at the request of such Financing Counterparty in connection with an exercise of remedies by the Financing Counterparty under Financing Transaction. This Section 5.20 shall not be binding on any Person solely because such person is (i) a holder of Subject Securities as a result of the rehypothecation of Subject Securities by a Financing Counterparty, (ii) a transferee of Subject Securities pursuant to settlement under, or pursuant to default rights or the exercise of remedies by a Financing Counterparty in connection with any Financing Transaction.

(e)                The obligations of Parent under this Section 5.20 shall terminate upon any Company Adverse Recommendation Change made by the Company.

Section 5.21           Parent Board of Directors. At the Effective Time, Parent shall (i) increase the size of its board of directors in order to cause one designee from the Company’s board of directors as of the date hereof (other than any Person designated to the Company’s board of directors pursuant to the Spinco Agreement), which designee shall be chosen by Parent in its sole discretion, to be appointed to Parent’s board of directors at such time and (ii) subject to fiduciary obligations under applicable Law, use its reasonable best efforts to cause such Person to be elected to the board of directors of Parent at the first annual meeting of stockholders of Parent after the Effective Time.

Section 5.22           Merger Without Meeting of Stockholders. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.

Section 5.23           Dividends. If the Company has declared and set a record date for a dividend permitted by this Agreement, and the Effective Time occurs after the record date for such dividend and prior to the payment date for such dividend, then (i) the Company shall deposit the funds necessary to pay such dividend with the Company’s payment agent prior to the Effective Time and (ii) Parent shall cause the Surviving Corporation to pay such dividend (and any applicable dividend equivalent rights to the extent any holder of a Company Equity Award was entitled to such rights under the terms of a Company Equity Award as in effect on the date the Company declared the applicable dividend) following the Closing on the scheduled payment date for such dividend.

Article VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1               Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing, at or prior to the Closing, of the following conditions:

(a)                Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)               Antitrust Waiting Periods. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)                No Injunctions or Restraints. No Order entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, renders illegal or permanently enjoins the consummation of the Merger.

(d)               Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC and not rescinded.

(e)                Listing. The shares of Parent QVCA Common Stock issuable to the Company Stockholders in connection with the Merger as provided in Article II shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

Section 6.2               Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of the following conditions:

(a)                Representations and Warranties.

(i)                 The representations and warranties of Parent and Merger Sub contained in Section 4.1 (Organization; Standing and Power), 4.2 (Capitalization), 4.4

(Authorization), 4.8 (Absence of Certain Changes) and 4.14 (Brokers and Other Advisors) shall be true and correct in all respects (other than, in the case of the representations and warranties in clause (b) and (d) of Section 4.2, which shall be true and correct in all material respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii)               The other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), and, in the case of this clause (ii), interpreted without giving effect to any Parent Material Adverse Effect or materiality qualifications contained therein), except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)               Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)                Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d)               Parent Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.3               Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing of the following conditions:

(a)                Representations and Warranties.

(i)                 The representations and warranties of the Company contained in Sections 3.1 (Organization; Standing and Power), 3.2 (Capitalization) (other than clause (e) thereof), 3.3 (Subsidiaries) (other than clause (c) thereof), 3.4 (Authorization), 3.8(a) (Absence of Certain Changes), 3.19 (Anti-takeover Statutes), 3.20 (Stockholder Rights Plan) and 3.21 (Brokers and Other Advisors) shall be true and correct in all respects (other than in the case of the representations and warranties in clauses (b) and (c) of Section 3.2, which shall be true and correct in all material respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii)               The other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), and, in the case of this clause (ii), interpreted without giving effect to any Company Material Adverse Effect or materiality qualifications contained therein, except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct has not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

(b)               Performance of Obligations of the Company. The Company shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)                Officer’s Certificate. Parent and Merger Sub shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b).

(d)               Company Rights Plan Amendment. The Company Rights Plan Amendment shall not have been terminated or withdrawn, and shall remain in effect without any amendment or modification thereto (other than any modifications or amendments consented to in writing by Parent pursuant to Section 5.10).

(e)                Company Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

(f)                FCC Approvals. The FCC shall, as necessary, have approved the FCC Applications (including action duly taken by the FCC’s staff pursuant to delegated authority) (the “FCC Approvals”); provided, however, that it shall not be a condition to Closing that any FCC Approval shall have become a Final Order. No FCC Approvals shall have been permanently and irrevocably withdrawn, reversed, stayed, enjoined, annulled, terminated or otherwise suspended prior to the Effective Time.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1               Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, as authorized by the board of directors of the Company or Parent, as applicable, as follows:

(a)                by mutual written consent of each of Parent, Merger Sub and the Company;

(b)               by either Parent or the Company, if

(i)                 the Merger shall not have been consummated on or before April 5, 2018 (the “Outside Date”); provided that the Outside Date may be extended for a period of six (6) months by either Parent or the Company by written notice to the other party if the Merger shall not have been consummated as a result of any of the conditions set forth in Section 6.1(b) or 6.3(f) failing to have been satisfied but each of the other conditions to the consummation of the Merger set forth in Article VI has been satisfied or waived or remains reasonably capable of satisfaction as of the original Outside Date; provided, further, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has been the cause of the failure of the Effective Time to occur;

(ii)               any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action is, or shall have become, final and non-appealable; or

(iii)             the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken; provided that, at the time at which the party seeking to terminate this Agreement seeks exercise such termination right, such party (and, in the case of Parent, Merger Sub) shall not be in material breach of its obligations under this Agreement;

(c)                by the Company

(i)                 prior to receipt of the Company Stockholder Approval, in order for the Company to enter concurrently into a definitive written agreement with respect to a Superior Company Proposal as contemplated by Section 5.2; or

(ii)               if, provided that the Company is not then in material breach of any of its obligations under this Agreement, (A) a breach of any representation or warranty or (B) failure to perform any covenant or agreement, in either case, on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) to not be satisfied and such breach or failure is incapable of being cured by the Outside Date or shall not have been cured within sixty (60) days after written notice thereof shall have been received by Parent; or

(d)               by Parent

(i)                 provided that the Company Stockholder Approval shall not have been obtained, if (A) the Company shall have made a Company Adverse Recommendation Change or (B) the Company shall have materially breached or failed to perform any of its obligations set forth in Section 5.2, and such breach or failure to perform leads to or results in an Alternative Company Transaction Proposal; or

(ii)               provided that neither Parent nor Merger Sub is then in material breach of any of its obligations under this Agreement, if (A) a breach of any representation or warranty or (B) a failure to perform any covenant or agreement, in either case, on the part of the

Company set forth in this Agreement (other than a breach or failure to perform contemplated by Section 7.1(d)(i)(B)) shall have occurred that would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) to not be satisfied and such breach or failure is incapable of being cured by the Outside Date or shall not have been cured within sixty (60) days after written notice thereof shall have been received by the Company.

Section 7.2               Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become null and void and of no effect and the obligations of the parties under this Agreement shall terminate, without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from (a) the intentional failure of any party to fulfill a condition to the performance of the obligations of any other party or (b) the willful material breach of this Agreement by any party, such party shall be fully liable for any and all damages that are the natural, probable and reasonably foreseeable result of the event that gave rise thereto (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the applicable party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) incurred or suffered by the other parties as a result of such failure; provided, further, that Section 3.19 (Anti-takeover Statutes), the obligations set forth in Section 5.4(c) (Confidentiality), the indemnification obligations of Parent and Merger Sub set forth in Section 5.16, the obligations of the parties regarding Financing Fees set forth in Section 5.16(e), this Section 7.2 and Section 7.3 (Payments), as well as Article VIII (General), shall survive any termination of this Agreement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor, and, in all events, the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in accordance with Section 8.12. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3               Payments.

(a)                Company Termination Fee.

(i)                 In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(i) or Parent terminates this Agreement pursuant to Section 7.1(d)(i), then the Company shall pay Parent, within two (2) Business Days of the date of termination, a one-time fee equal to $40,000,000 (the “Company Termination Fee”).

(ii)               In the event that (A) an Alternative Company Transaction Proposal shall have been communicated to or otherwise made known to the Company Stockholders, Senior Management or the Board of Directors of the Company, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Alternative Company Transaction Proposal, (B) thereafter this Agreement is terminated (x) by the Company or Parent pursuant to Section 7.1(b)(i) (if the Company Stockholder Approvals have not theretofore been obtained) or Section 7.1(b)(iii) or (y) by Parent pursuant to Section 7.1(d)(ii)(B) and (C) prior to the date that is fifteen (15) months after the date of such termination the Company enters into a Company Acquisition Agreement (whether in connection with the Alternative Company Transaction Proposal referred to in clause (A) or otherwise), and the transaction contemplated by such Company Acquisition Agreement is later consummated, then the Company shall, on the date such transaction is consummated, pay to Parent a one-time fee equal to the Company Termination Fee (provided that for purposes of this clause (ii), each reference to “10%” in the definition of “Alternative Company Transaction” and “Company Acquisition Agreement” shall be deemed to be a reference to “50%”)

(b)               Parent Termination Fee. In the event the Agreement is terminated pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) and, at the time of such termination, (i) the conditions set forth in Section 6.1(b), Section 6.1(c) (as it relates to any Competition Law or the Communications Act) or Section 6.3(f) have not been satisfied and (ii) the other conditions set forth in Section 6.1 and the conditions set forth in Section 6.3 have been satisfied (or, in the case of conditions that, by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination), then Parent shall pay to the Company, within two (2) Business Days of the date of termination, a one-time fee equal to $75,000,000 (the “Parent Termination Fee”).

(c)                The Company and Parent each acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if a party fails promptly to pay to the other party any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, such other party commences a suit that results in a judgment against the failing party for the amounts set forth in this Section 7.3, the non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Each of the parties hereto acknowledges that any amount payable by the Company or Parent pursuant to this Section 7.3 does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(d)               Subject to Parent’s right to specific performance set forth in Section 8.12, (i) Parent’s right to receive payment of the Company Termination Fee pursuant to Section 7.3(a) shall be Parent and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company, any of its Subsidiaries, or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or financing source of the Company or its Subsidiaries (any such Person, other than the Company and its Subsidiaries, a “Company Recourse Related Party”) for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, whether at law or equity, in contract, in tort or otherwise (other than any such failure with respect to which no Company Termination Fee is payable), and (ii) upon payment of the Company Termination Fee, pursuant to the terms hereof, neither Parent nor Merger Sub shall have any rights or claims against the Company or its Subsidiaries under this Agreement, whether at law or equity, in contract, in tort or otherwise, and the Company have no further liability to Parent or any of its Subsidiaries with respect to this Agreement or the transactions contemplated hereby (and in no event will Parent or any of its Subsidiaries have any rights or claims against any Company Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement).

(e)                Subject to the Company’s right to specific performance set forth in Section 8.12, (i) the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 7.3(b) shall be the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub or any of their respective Subsidiaries, or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or financing source of Parent or its Subsidiaries (any such Person, other than the Parent and its Subsidiaries, a “Parent Recourse Related Party”) for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, whether at law or equity, in contract, in tort or otherwise (other than any such failure with respect to which no Parent Termination Fee is payable), and (ii) upon payment of the Parent Termination Fee, pursuant to the terms hereof, the Company shall not have any rights or claims against Parent or Merger Sub under this Agreement, whether at law or equity, in contract, in tort or otherwise, and Parent have no further liability to the Company or any of its Subsidiaries with respect to this Agreement or the transactions contemplated hereby (and in no event will the Company or any of its Subsidiaries have any rights or claims against any Parent Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement).

(f)                Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated.

Article VIII
GENERAL

Section 8.1               Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements. None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time. The terms of Article I and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Merger.

Section 8.2               Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier

(providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:

if to the Company:

HSN, Inc.
1 HSN Drive
St. Petersburg, FL 33729
Facsimile:	(727) 872-6060
Attention:	Gregory J. Henchel
Email:	greg.henchel@hsn.net

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Facsimile:	(212) 701-5800
Attention:	George R. Bason, Jr.
Marc O. Williams
Email:	george.bason@davispolk.com
marc.williams@davispolk.com

if to Parent or Merger Sub:

Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Facsimile:	(720) 875-5401
Attention:	Chief Legal Officer
Email:	legalnotices@libertymedia.com

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Facsimile:	212-259-2500
Attention:	Renee L. Wilm
Jonathan Gordon
Email:	renee.wilm@bakerbotts.com
jonathan.gordon@bakerbotts.com

Section 8.3               Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

Section 8.4               Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral (except the Confidentiality Agreement and the Clean Team Agreement), among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (b) except (x) for the provisions of Section 2.6 (which upon the Effective Time are intended to benefit the Company Stockholders), (y) as provided in Section 5.7, Section 5.16, Section 7.2 and Section 7.3 and (z) for the right of, on the one hand, the Company, on behalf of its stockholders, and, on the other hand, Parent, on behalf of the Parent QVC Stockholders, to pursue damages (which the parties acknowledge and agree may include the benefit of the bargain lost by the applicable party’s stockholders) incurred or suffered in the circumstances provided in Section 7.2, is not intended to confer upon any Person other than the parties any rights or remedies.

Section 8.5               Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 8.6               Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties, whether before or after adoption of this Agreement by the Company Stockholders; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.7               Waiver. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 8.8               Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9               Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.10           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 8.11           Failure or Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.12           Specific Performance. The parties acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (without the obligation to post a bond therefor) and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in no event shall the Company or the Company Stockholders be permitted or entitled to seek a grant of specific performance or other equitable relief to consummate the Merger unless:

(a)                all the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied or are capable of being satisfied at the Closing and those conditions that Parent’s or Merger

Sub’s breach of this Agreement has caused not to be satisfied), have been satisfied or waived; and

(b)               the Company has confirmed in writing that it is ready, willing and able to consummate the Merger.

Section 8.13           Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 8.14           Consent to Jurisdiction. Each of the parties hereto hereby (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts.  All actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, shall be heard and determined in the Delaware Courts. Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 8.2 hereof.  Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

Section 8.15           Incorporation of Exhibits. The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.16           No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.16.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Richard N. Baer
Name:	Richard N. Baer
Title:	Chief Legal Officer

LIBERTY HORIZON, INC.

By:	/s/ Richard N. Baer
Name:	Richard N. Baer
Title:	Chief Legal Officer

HSN, INC.

By:	/s/ Rod R. Little
Name:	Rod R. Little
Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]